United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant [   ]

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

Littelfuse, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	1
Proxy Statement	2
Forward-Looking Information	2
Voting	3
Ownership of Littelfuse, Inc. Common Stock	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Proposal No. 1 Election of Directors	7
Information Concerning the Board of Directors and Its Committees	10
Compensation Committee Interlocks and Insider Participation	16
Executive Compensation	16
Compensation Discussion and Analysis	16
Compensation Committee Report	29
Compensation Tables and Narrative Disclosures	30
Certain Relationships and Related Transactions	46
Report of the Audit Committee	47
Proposal No. 2 Approval and Ratification of Appointment of Independent Auditors	48
Proposal No. 3 Advisory Vote on Compensation of Named Executive Officers	49
Compensation Plan Information	50
Stockholder Proposals	50
Other Matters	51

Littelfuse, Inc.

O’Hare Plaza
8755 West Higgins Road, Suite 500
Chicago, Illinois 60631

Notice of Annual Meeting of Stockholders

April 26, 2013

The 2013 annual meeting of the stockholders of Littelfuse, Inc. (the “Company”) will be held at Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois 60631, on Friday, April 26, 2013 at 9:00 a.m., local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect seven directors to serve a term of one year and until their successors are elected and qualified;

2.
To approve and ratify the appointment by the Audit Committee of the Board of Directors of the Company of Ernst & Young LLP as the Company’s independent auditors for the fiscal year of the Company ending December 28, 2013;

3.	To conduct an advisory vote on the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Stockholders of record of the Company at the close of business on February 26, 2013 will be entitled to vote at the meeting.

Mary S. Muchoney Secretary
March 14, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 26, 2013:

Whether or not you plan to attend the annual meeting, your vote is important. Please read the attached Proxy Statement and promptly complete, execute and return the enclosed proxy in the accompanying postage-paid envelope. If you attend the annual meeting, you may revoke your proxy and vote in person if you so desire.

The Proxy Statement and the 2012 Annual Report to Stockholders of Littelfuse, Inc., including the Annual Report on Form 10-K for the fiscal year ended December 29, 2012, are available at www.proxyvote.com.

Proxy Statement
For
Annual Meeting Of Stockholders
To Be Held On

April 26, 2013

We are furnishing this Proxy Statement to the stockholders of Littelfuse, Inc. in connection with the solicitation by the Board of Directors of Littelfuse, Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders to be held on April 26, 2013.  The annual meeting will be held at the Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois 60631, at 9:00 a.m., local time, and at any postponements or adjournments of that meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “Littelfuse” refer to Littelfuse, Inc.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted.  A proxy may be revoked by written notice to us sent to the attention of our Corporate Secretary at O’Hare Plaza, 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631, execution of a subsequent proxy, voting on the Internet or by telephone or attendance at the annual meeting and voting in person.  Mere attendance at the annual meeting will not automatically revoke the proxy.  All shares represented by effective proxies will be voted at the annual meeting or at any postponements or adjournment thereof.

We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or in person.

Under Securities and Exchange Commission rules, this Proxy Statement, our 2012 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and other proxy materials are available online at www.proxyvote.com. We encourage you to access and review all of the important information in the proxy materials before voting.  The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about March 14, 2013.

The Board of Directors recommends a vote FOR ALL the nominees for director named in Proposal 1, a vote FOR the approval and ratification of the appointment of Ernst & Young LLP as independent auditors as discussed in Proposal 2 and a vote FOR the approval of the compensation of our named executive officers as discussed in Proposal 3.

Forward-Looking Information

Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, may involve risks and uncertainties that could cause actual results to differ materially from those discussed.  Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved.  These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance.  These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  We are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated.  See our Annual Report on Form 10-K for the year ended December 29, 2012 (the “2012 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors in Item 1A. “Risk Factors.”

Voting

Record Date; Stock Outstanding and Entitled to Vote; Voting of Proxies

Stockholders of record on the books of the Company at the close of business on February 26, 2013, the record date for the annual meeting, will be entitled to notice of and to vote at the meeting. On February 26, 2013, we had outstanding 22,055,987 shares of our common stock, par value $.01 per share.  Each outstanding share of common stock entitles the holder to one vote per share on each matter submitted to a vote at the meeting.

A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to our annual meeting during ordinary business hours for a period of at least ten days prior to the meeting at our headquarters located at O’Hare Plaza, 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631 and at Wells Fargo Bank, N.A., our transfer agent, at 161 North Concord Exchange South, St. Paul, Minnesota 55075.

The shares represented by proxies will be voted as directed in the proxies.  In the absence of specific direction, the shares represented by proxies will be voted FOR ALL of the nominees for director, for the approval and ratification of the appointment of Ernst & Young LLP as independent auditors and FOR the approval of the compensation of our named executive officers. In the event any nominee for director is unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominated by the Board.  If any matters are to be presented at the annual meeting other than the matters referred to in this Proxy Statement, the shares represented by proxies will be voted at the discretion of the named proxies.

Quorum and Abstentions; Broker Non-Votes

A quorum of stockholders is required for the transaction of business at our annual meeting. Our bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting.  Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker has not received voting instructions from you on a “non-routine” matter, in which case the broker does not have authority to vote your shares with respect to such matter. Unless you provide voting instructions to a broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at our annual meeting other than the ratification of our independent auditors. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention will have the same effect as a vote “against” the proposal, while a broker non-vote will not be included in vote totals and will have no effect on the outcome of the vote.

Required Vote

Assuming that a quorum is present, our stockholders may take action at our annual meeting with the votes described below.

Election of Directors. With respect to the election of directors, the seven nominees who receive the most votes at the meeting will be elected. Stockholders may not cumulate votes in the election of directors. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors. The affirmative vote by the holders of a majority of the shares present (whether in person or by proxy) at the meeting will be required for the ratification of Ernst & Young LLP as independent auditors.

Advisory Vote on the Compensation of our Named Executive Officers. With respect to approval of the compensation of our named executive officers, the affirmative vote by the holders of a majority of the shares present (whether in person or by proxy) at the meeting will be required to approve the proposal.  The stockholder vote with respect to approval of the compensation of our named executive officers is advisory in nature and will not be binding on the Company.  However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcomes of the advisory vote when making future decisions regarding executive compensation.

Ownership Of Littelfuse, Inc. Common Stock

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 26, 2013, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each director, by each executive officer named in the Summary Compensation Table and by all of our directors and executive officers as a group.  Information concerning persons known to us to be beneficial owners of more than 5% of our common stock is based upon the most recently available reports furnished by such persons on Schedule 13G as filed with the SEC.  Of the shares reported, none are subject to pledge or lien in a margin account or pursuant to a loan agreement.

	Number of Shares of Common Stock Beneficially Owned(1)
	Shares	Percent
Royce & Associates, LLC (2) 745 Fifth Avenue New York, New York 10151	3,130,569	14.1%
BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	1,626,655	7.3%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,333,714	6.0%
T. J. Chung (5)	17,210	*
Cary T. Fu	0	*
Anthony Grillo (6)	56,155	*
John E. Major (7)	31,151	*
William P. Noglows (8)	10,900	*
Ronald L. Schubel (9)	27,824	*
Dal Ferbert (10)	17,377	*
Philip G. Franklin (11)	48,474	*
David W. Heinzmann (12)	31,210	*
Gordon Hunter (13)	104,995	*
Ryan K. Stafford (14)	31,110	*
All current directors and executive officers as a group (16 persons)	406,642	1.8%

*Indicates ownership of less than 1% of common stock.

(1)
Except as indicated in the footnotes to the table, the number of shares of common stock beneficially owned and percentage ownership are based on our outstanding common stock as of February 26, 2013, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All outstanding stock options and restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after February 26, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the number of shares of common stock beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
As reported in an amendment to its Schedule 13G filed with the SEC on January 14, 2013,  3,130,569 shares represent the total number of shares beneficially owned by Royce & Associates, LLC (“Royce & Associates”) as of December 31, 2012.  Royce & Associates has sole voting and dispositive power over the shares.  Securities reported as being beneficially owned by Royce & Associates, a registered investment advisor, are held on behalf of investment advisory clients.

(3)
As reported in an amendment to its Schedule 13G filed with the SEC on February 5, 2013, 1,626,655 shares represent the total number of shares beneficially owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2012.  BlackRock has sole voting and dispositive power over the shares.  The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares; however, no one person’s interest in the shares is more than five percent (5%) of the total shares.

(4)
As reported in its Schedule 13G filed with the SEC on February 12, 2013, 1,333,714 shares represent the total number of shares beneficially owned The Vanguard Group, Inc. (“Vanguard”), a registered investment adviser, as of December 31, 2012.  Vanguard has shared dispositive power as to 31,172 shares, which are held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., Vanguard’s wholly-owned subsidiaries, and sole dispositive power as to 1,303,942 shares.

(5)	Includes 331 restricted stock units that vest within 60 days of February 26, 2013 and 549 stock options exercisable within 60 days of February 26, 2013.

(6)	Includes 331 restricted stock units that vest within 60 days of February 26, 2013 and 549 stock options exercisable within 60 days of February 26, 2013.

(7)	Includes 331 restricted stock units that vest within 60 days of February 26, 2013 and 549 stock options exercisable within 60 days of February 26, 2013.

(8)	Includes 331 restricted stock units that vest within 60 days of February 26, 2013 and 549 stock options exercisable within 60 days of February 26, 2013.

(9)	Includes 331 restricted stock units that vest within 60 days of February 26, 2013 and 549 stock options exercisable within 60 days of February 26, 2013.

(10)	Includes 1,850 shares of restricted stock and 7,383 stock options exercisable within 60 days of February 26, 2013.

(11)	Includes 2,750 shares of restricted stock and 13,391 stock options exercisable within 60 days of February 26, 2013.

(12)	Includes 2,175 shares of restricted stock and 10,041 stock options exercisable within 60 days of February 26, 2013.

(13)	Includes 9,800 shares of restricted stock and 35,900 stock options exercisable within 60 days of February 26, 2013.

(14)	Includes 2,200 shares of restricted stock and 10,741 stock options exercisable within 60 days of February 26, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Based solely on our review of the copies of these reports and on information provided by the reporting persons, we believe that during the fiscal year ended December 29, 2012 our directors, executive officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

Proposal No. 1

Election Of Directors

The Board currently consists of seven members. All of our current directors are standing for re-election. We are asking our stockholders to elect seven directors at the annual meeting to serve a term of one year and until their successors have been elected and qualified.  The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information as of March 14, 2013.

The Board of Directors recommends that the stockholders vote FOR ALL of the nominees listed below as directors.

Tzau-Jin (T. J.) Chung, age 50, has been a director of Littelfuse since July 2007. Mr. Chung is President and CEO of Navman Wireless, a market leader in fleet management solutions and GPS technologies. Mr. Chung assumed his position in early 2007 upon the acquisition of Navman Wireless from the New Technologies Division of Brunswick Corporation. Previously, Mr. Chung served as President of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that, he served as Vice President — Strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisitions and information technology. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas — Austin. He also holds a Master of Science degree in computer science from North Carolina State University and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Mr. Chung has been determined by the Board to be “independent” under the listing standards of the Nasdaq Global Select Market (“NASDAQ”). In nominating Mr. Chung for election as a director, our Board focused on his past experience in developing new products and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

Cary T. Fu, age 64, has been a director of the Company since July 2012.  Mr. Fu was a director of Benchmark Electronics, Inc. (“Benchmark Electronics”) from 1990 through 2012 and Chairman of the Board from May 2009 until December 2012. He served as Chief Executive Officer of Benchmark Electronics from September 2004 to December 2011, President and Chief Executive Officer of Benchmark Electronics from September 2004 to December 2006, President and Chief Operating Officer of Benchmark Electronics from May 2001 to September 2004, Executive Vice President from 1990 to May 2001 and Executive Vice President — Financial Administration from 1990 to April 1992. He also served Benchmark Electronics as Treasurer from 1986 to January 1996, Secretary from 1990 to January 1996 and from 1986 to 1988 and Assistant Secretary from 1988 to 1990. In addition, Mr. Fu also served as a director of Benchmark Electronics from 1986 to 1988. From 1983 to 1986, Mr. Fu was employed by Intermedics as Controller of Benchmark Electronics and another subsidiary of Intermedics. Mr. Fu holds an M.S. degree in accounting from the University of Houston and is a Certified Public Accountant. Mr. Fu also serves on the board of directors of Teradata Corporation.   Mr. Fu has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Fu for election as a director, our Board focused on his past experience in the industry and unparalleled management experience.

Anthony Grillo, age 57, has been a director of Littelfuse since December 1991. Mr. Grillo is the founder and Chief Executive Officer of American Securities Advisors, LLC, an advisory and investment firm established in 2005. Mr. Grillo also serves as Chairman of the Investment Committee of the Rutgers University Foundation. From January 2005 through September 2005, Mr. Grillo served as Chief Executive Officer of CricketHill Associates, LLC, a boutique advisory firm providing financial advisory services to distressed companies. From 2001 through 2004, Mr. Grillo was a Senior Managing Director of Evercore Partners, Inc., an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo was a Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P., an investment banking firm. During those years, Mr. Grillo was the co-founder of Blackstone’s Restructuring and Reorganization Group, Chief Operating Officer of the firm’s mergers and acquisitions practice and a member of its Investment Committee. Mr. Grillo served as Chairman of the Board of Silicon Graphics, Inc. and as the Chairman of its Compensation Committee. Mr. Grillo has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Grillo for election as a director, our Board focused on his past experience in the financial markets, his experience with corporate acquisitions, his value as an audit committee financial expert and the knowledge of the Company that he has gained and shared from serving as a director since 1991 as important attributes for his continuing to serve as one of our directors.

Gordon Hunter, age 61, has been a director of Littelfuse since June 2002 and became our Chairman of the Board, President and Chief Executive Officer in January 2005. Mr. Hunter became our Chief Operating Officer in November 2003. Prior to joining Littelfuse, Mr. Hunter was Vice President, Intel Communications Group, and General Manager, Optical Products Group. Mr. Hunter was responsible for managing Intel’s access and optical communications business segments within the Intel Communications Group. Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions. Mr. Hunter currently serves on the Council of Advisors of Shure Incorporated, the Board of Directors of Veeco Instruments, Inc., where he serves on the Compensation Committee and the Strategic Planning Committee, and the Board of Directors of CTS Corporation. Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School. In nominating Mr. Hunter for election as a director, our Board focused on his leadership, vision and execution as our Chief Executive Officer in growing and reshaping the Company and setting and communicating the proper cultural and behavioral tone as important attributes for his continuing to serve as one of our directors.

John E. Major, age 67, has been a director of Littelfuse since December 1991. Mr. Major has been President of MTSG, a strategic consulting and investments company, since January 2003. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a mobile wireless software company whose products are used to manage retail inventory, service  and deliveries. From August 2000 through January 2003, he was Chairman and Chief Executive Officer of Novatel Wireless Inc., a wireless data access solutions company. Previously, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a QUALCOMM and Microsoft joint venture that developed a unique solution to allow all Internet-enabled devices, including cell phones, to access critical corporate information such as email, contacts and calendar entries in a convenient and secure manner. Prior to joining Wireless Knowledge, Mr. Major served as Corporate Executive Vice President of QUALCOMM, Inc. and President of its Wireless Infrastructure Division, where he managed the high growth rate and global expansion of the company’s infrastructure business. Under his leadership, the division achieved a leading position in open interface, wireless systems and developed a new line of extremely compact base stations. Prior to that, for approximately 18 years, Mr. Major held various executive and leadership positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer, where he directed a broad range of research initiatives and led Motorola’s efforts to develop world-class excellence in software.

Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University. Mr. Major holds ten U.S. patents.

Mr. Major is the past chairman of the Telecommunications Industry Association (TIA) and the Electronic Industries Association (EIA).  He serves on the University of California President’s Board on Science and Innovation, the Dean’s Advisory Committee of the University of Rochester Hajim School of Engineering and Applied Science and as Chairman of the University of Illinois at Chicago-Engineering School Advisory Board. Mr. Major also serves as Chairman of the Board of CommNexus, a nonprofit telecom industry group and the La Jolla Institute for Allergy and Immunology.

Mr. Major’s distinguished career and successes in a range of areas, including his senior management leadership at both large and startup technology companies, as well as his drive for innovation, as evidenced by his achievements at Wireless Knowledge, Qualcomm and Motorola, make Mr. Major a valuable contributor to our Board of Directors. Mr. Major also brings considerable directorial, financial and governance experience to the Board, currently serving on the boards of directors and several board committees of Lennox International, Inc., Broadcom Corporation and ORBCOMM Inc.

Mr. Major has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Major for election as a director, our Board focused on his seasoned experience from having served as an executive officer and on the boards and board committees of varied technology companies, his vision and expertise in matters of corporate governance, his expertise in technical development and the knowledge of the Company that he has gained and shared as a director since 1991 as important attributes for his continuing to serve as one of our directors.

William P. Noglows, age 55, has been a director of Littelfuse since February 2007. Mr. Noglows is Chairman, President and Chief Executive Officer of Cabot Microelectronics Corporation (NASDAQ:CCMP), a leading worldwide supplier of consumable products used in the semiconductor manufacturing process. Mr. Noglows assumed his current position at Cabot Microelectronics Corporation in 2003. Prior to that, he was an Executive Vice President and General Manager at Cabot Corporation. He received a bachelor’s degree in chemical engineering from the Georgia Institute of Technology. Mr. Noglows has been determined by the Board to be “independent” under NASDAQ listing standards. Mr. Noglows also serves on the Board of Directors of Aspen Aerogels, Inc. and as the Chairman of its Compensation Committee. In nominating Mr. Noglows for election as a director, our Board focused on his experience as chief executive officer of a leading public company and his expertise in developing technology as important attributes for his continuing to serve as one of our directors.

Ronald L. Schubel, age 69, has been a director of Littelfuse since June 2002.  In October 2007, Mr. Schubel retired as Corporate Executive Vice President and President of the Americas Region for Molex Incorporated, a global manufacturer of interconnect systems.  He began his career with Molex in 1981, spending five years in Singapore as President of the Far East South Region.  Prior to joining Molex, Mr. Schubel worked for General Motors for 15 years.  His last position with General Motors was Director of Operations for the Packard Electric Division. In addition, Mr. Schubel serves on the Board of Trustees, as chairman, and on the Finance and Quality Committee for the Edward Health Service Corporation, a nonprofit corporation.  In addition he serves on the board of the Edward Cayman Corporation for investment and insurance support of Edward Hospital and its affiliate of the EHSC Cayman Segregated Portfolio Company, which is the insurance company of EHSC. Further, Mr. Schubel is an advisor for Oaktree Capital working with the board of directors of Isola Group Ltd. Mr. Schubel has been determined by the Board to be “independent” under NASDAQ listing standards.  In nominating Mr. Schubel for election as a director, our Board focused on his knowledge of managing manufacturing operations and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

Information Concerning The Board Of Directors And Its Committees

Compensation of Directors.

Directors who are not our employees are paid an annual retainer of $58,000, plus reimbursement of reasonable expenses relating to attendance at meetings.  Directors are not paid any additional fees for attendance at meetings.  In addition, our Lead Director is paid an additional annual retainer of $10,000, the Chairperson of the Audit Committee is paid an additional annual retainer of $18,000, the chairperson of the Compensation Committee is paid an additional annual retainer of $15,000, the Chairperson of the Nominating and Governance Committee is paid an additional annual retainer of $7,500, and the chairperson of the Technology Committee is paid an additional annual retainer of $5,000.  No additional fees are paid to directors who are also our full-time employees.

In addition to cash compensation, each non-employee director receives a grant of equity under the Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) comprised of one-third options and two-thirds restricted stock units upon his or her election or reelection to the Board at the Company’s Annual Meeting of Stockholders.  The value of the annual grant of equity is equal to $80,000, based on a valuation performed by the Compensation Committee’s independent consultant.  The stock options and restricted stock units vest ratably over three years.  The stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a seven-year term.  The restricted stock units entitle the director to receive one share of common stock per unit upon vesting.  On April 27, 2012, Messrs. Chung, Grillo, Major, Noglows and Schubel were each granted 1,648 options to purchase shares of common stock and 994 restricted stock units.

Under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Non-employee Directors Plan”), a non-employee director, at his election, may defer receipt of his cash director’s fees.  Such deferred fees are used to purchase shares of our common stock, and such shares and any distributions on those shares are deposited with a third party trustee for the benefit of the director until the director ceases to be a director of Littelfuse.

The following table sets forth compensation paid to all persons who were non-employee directors at any time during 2012:

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
T. J. Chung	58,000	61,310	38,530	—	—	—	157,840
Cary T. Fu	29,000	—	—	—	—	—	29,000
Anthony Grillo	76,000	61,310	38,530	—	—	—	175,840
John E. Major	65,500	61,310	38,530	—	—	—	165,340
William P. Noglows	73,000	61,310	38,530	—	—	—	172,840
Ronald L. Schubel	68,000	61,310	38,530	—	—	—	167,840

(1)
The amounts in this column reflect the full grant date fair value for the fiscal year ended December 29, 2012, in accordance with ASC Topic 718, of restricted stock unit awards under the Long-Term Plan. Assumptions used in the calculation of these amounts are described in Note 14 to our audited financial statements for the fiscal year ended December 29, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2013. The full grant date fair value of each restricted stock unit awarded in 2012, determined in accordance with ASC Topic 718, based on the assumptions discussed under the Summary Compensation Table below, without regard to when the award was recognized for financial reporting purposes, is equal to $61.68. As of December 29, 2012, the aggregate number of shares underlying restricted stock units awards outstanding was: Mr. Chung, 8,302 shares; Mr. Fu, zero shares; Mr. Grillo, 3,585 shares; Mr. Major, 3,585 shares; Mr. Noglows, 2,129 shares; and Mr. Schubel, 3,585 shares.

(2)
The amounts in these columns reflect the full grant date fair value for the fiscal year ended December 29, 2012, in accordance with ASC Topic 718 of option awards under the Long-Term Plan (including predecessor plans), and thus include amounts from awards granted in 2012. Assumptions used in the calculation of these amounts are described in Note 14 to our audited financial statements for the fiscal year ended December 29, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2013. The full grant date fair value of each option awarded in 2012, determined in accordance with ASC Topic 718, based on the assumptions discussed under the Summary Compensation Table below, without regard to when the award was recognized for financial reporting purposes, is equal to $23.38. As of December 29, 2012, the aggregate number of shares underlying option awards outstanding was: Mr. Chung, 11,763 shares; Mr. Fu, zero shares; Mr. Grillo, 48,734 shares; Mr. Major, 14,521 shares; Mr. Noglows, 13,734 shares; and Mr. Schubel, 33,734 shares.

Stock Ownership Policy

In February 2011, the Board of Directors adopted a stock ownership policy that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company.  Each non-employee director is required to hold a number of shares equal to five times (5X) the amount of the annual retainer.  All new directors have five years from the date of election or appointment to satisfy their required stock ownership level. Until such time as a director achieves the required stock ownership level, such director is required to retain 50% of the “net shares” of common stock realized from any equity awards granted by the Company. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and the exercise price of stock options, if applicable. Failure of a director to satisfy the applicable stock ownership level within the required compliance period may result in such director being ineligible to receive their annual equity award or being subject to a 100% retention requirement.  All of our directors are in compliance with the guidelines and requirements set forth in our stock ownership policy.

Attendance at Meetings.

The Board held eight meetings during fiscal year 2012.  All of the directors attended 100% of the meetings of the Board and the committees on which they served.  It is our policy that all of the directors attend our annual meeting of stockholders, and all of our directors (except for Mr. Fu, who was appointed to the Board after the 2012 annual meeting) attended the 2012 annual meeting.

Independent members of our Board regularly meet in executive session without management present.  Stockholders wishing to communicate directly with the Board or individual directors should communicate in writing to our Corporate Secretary at our principal executive offices.  Our Corporate Secretary will in turn promptly forward such communication to the directors.

Board Leadership Structure and Role in Risk Oversight.

Our Chief Executive Officer, Gordon Hunter, also serves as the Chairman of the Board of Directors.  Additionally, Ronald L. Schubel serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as liaison between the independent directors and our CEO and Chairman of the Board.  We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.  In understanding our structure, it is important to remember that Mr. Hunter served as a director of Littelfuse before serving as an executive officer.

The Board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal and regulatory, compensation and strategic risks. The full Board or the appropriate committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  In addition, the full Board and each committee of the Board conducts an annual self-assessment based on feedback received from the individual members of the Board and each committee.

We reviewed our compensation policies and practices to assess whether such policies and practices as they relate to the Company’s employees were reasonably likely to have a material adverse effect on the Company. This assessment was made by the General Counsel and Vice President, Human Resources and senior members of the Company’s human resources department in consultation with outside counsel. Where appropriate, the General Counsel and Vice President, Human Resources and the senior members of the Company’s human resources department sought input from the Compensation Committee’s compensation consultant, the Company’s accounting and financial staff and other senior management. We concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company.  Our programs reflect sound risk management practices including:

●	Use of a variety of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

●	Our annual incentive program awards are capped to limit windfalls;

●	The Compensation Committee has downward discretion over annual incentive program payouts;

●
Our equity incentive awards vest over several years, so while the potential compensation through equity incentive awards is tied directly to appreciation of our stock price, taking excessive risk for a short term gain is incompatible with maximizing the value of equity incentive awards over the long term; and

●
Our executive officers and directors are subject to a stock ownership policy that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company.

Board Committees

We have four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Technology Committee. Each of these committees has a written charter approved by our Board.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
T. J. Chung		Chairman		X
Cary T. Fu	X			X
Anthony Grillo	Chairman
Gordon Hunter				Chairman
John E. Major	X		Chairman	X
William P. Noglows		X	X
Ronald L. Schubel		X		X

Audit Committee.

The Audit Committee of the Board (the “Audit Committee”) is responsible for, among other things, the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. It is also the responsibility of the Audit Committee to (1) review the adequacy and effectiveness of the accounting and financial controls and procedures of the Company and (2) review transactions posing a potential conflict of interest between us and our directors, officers and affiliates.  A copy of the Audit Committee Charter is available on our website at www.littelfuse.com.  The Audit Committee met six times in 2012.  Members of the Audit Committee are Anthony Grillo, the Chairman of the Audit Committee, John E. Major and Cary T. Fu, each of whom has been deemed by the Board to be “independent” and to meet the enhanced requirements for audit committee members under the NASDAQ rules and listing standards and the rules and regulations of the SEC.  The Board has determined that Anthony Grillo is an “audit committee financial expert” as defined by the SEC based on his prior experience as a certified public accountant, investment banker and private equity investor.

Compensation Committee.

The charter for the Compensation Committee of the Board (the “Compensation Committee”) is posted on our website at www.littelfuse.com.  The Compensation Committee is charged in the charter with the authority to review our compensation practices and policies, review and recommend to the Board for its consideration and determination the compensation for the directors, Chief Executive Officer and the other executive officers, evaluate Chief Executive Officer performance, and annually review and report on our compensation discussion and analysis and recommend its inclusion in our Form 10-K and Proxy Statement.  The Compensation Committee held five meetings in 2012.  The members of the Compensation Committee are T.J. Chung, the Chairman of the Compensation Committee, William P. Noglows and Ronald L. Schubel, each of whom has been deemed by the Board to be independent under NASDAQ listing standards.  See the “Compensation Committee Report” below.

Processes and Procedures.

The Compensation Committee focuses on good governance practices and procedures in its operation.  In 2012, this included:

●	Considering compensation for the named executive officers (as defined below) in the context of all of the components of total compensation;

●	Reviewing prior compensation for the named executive officers including all components of total compensation;

●	Conducting executive sessions with Compensation Committee members only; and

●
Obtaining professional advice from an outside compensation consultant engaged directly by the Compensation Committee that enabled the Compensation Committee to make decisions in the Company’s best interests, and having direct access to the outside compensation consultant.

Delegation of Authority.

The Compensation Committee charter does not provide authority to the Compensation Committee to delegate its role and responsibilities to anyone. However, pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties.

Role of Executive Officers.

A discussion of the role of management in determining compensation levels can be found in this Proxy Statement under “Executive Compensation – Compensation Discussion and Analysis.”

Role of Compensation Consultant.

The Compensation Committee continued to engage Compensation Strategies, Inc. during the 2012 fiscal year to assist it with compiling a comprehensive analysis of market data and analyzing its implications for executive compensation at the Company, as well as various other executive compensation issues.  Compensation Strategies, Inc., which was first engaged by the Compensation Committee in August 2007, provided the following services in 2012:  (1) reviewed our annual bonus and long-term incentive programs; (2) reviewed the executive compensation philosophy; and (3) provided an update on executive compensation trends and pending and enacted legislation relevant to the compensation of our executive officers.  Compensation Strategies continued to work with the Compensation Committee throughout the year with respect to these issues and as requested by the Compensation Committee. The Compensation Committee determined that Compensation Strategies, Inc. did not have any economic interests or other relationships that would conflict with their obligation to provide impartial and objective advice.

Nominating and Governance Committee.

It is the responsibility of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) to identify individuals qualified to serve on our Board and to recommend those individuals the Board should nominate for election at our annual meeting of stockholders.  The Board has adopted a charter for the Nominating and Governance Committee.  A copy of that charter is available on our website at www.littelfuse.com.  The Nominating and Governance Committee met three times during 2012.  The Nominating and Governance Committee reviewed the performance of all of the current members of the Board and determined and recommended to the Board that all of the current directors should be nominated for re-election.  In making this recommendation, consideration was given to matters such as attendance at meetings, preparation for meetings, input at meetings, interaction with other Board members, and other tangible and intangible benefits their service as directors brought to us.  No other candidates were recommended or evaluated.  Members of the Nominating and Governance Committee are John E. Major, the Chairman of the Nominating and Governance Committee and William P. Noglows, each of whom has been deemed by the Board to be independent under NASDAQ listing standards.

Director Qualification Standards.  The Nominating and Governance Committee, in considering a person for a nominee as a director, takes into consideration such factors as it deems appropriate, including the following:

●	Experience as an executive or director of a publicly-traded company;

●	Familiarity with our business and our industry;

●	Availability to actively participate in meetings of the Board and attend the annual meeting of stockholders;

●	Knowledge and experience in the preparation or evaluation of financial statements;

●	Diversity of background, knowledge, skills and experience to create a well-rounded Board;

●	Satisfaction of the criteria for independence established by the SEC and NASDAQ listing standards, as they may be amended from time to time; and

●	Ability to interact in a productive manner with the other members of the Board.

The Nominating and Governance Committee will consider nominees for the Board recommended by stockholders, using the same evaluation process as for any other candidate.  Recommendations should be submitted to the Corporate Secretary at our principal executive offices or directly to any member of the Nominating and Governance Committee.  Any recommendation must include:

●	The name and address of the candidate;

●
A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification factors set forth above; and

●	The candidate’s signed consent to be named in the Proxy Statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2014 Annual Meeting, stockholder recommendations for director must have been received by us no later than November 14, 2013.   Each stockholder recommendation must include the name and address of the nominating stockholder and the number of shares owned beneficially and of record by such stockholder.

Technology Committee.  It is the responsibility of the Technology Committee of the Board (the “Technology Committee”) to review our research and development activities and ensure we maximize the use of appropriate technology throughout the organization.  The Board has adopted a charter for the Technology Committee, which is available on our website at www.littelfuse.com.  The Technology Committee met four times in 2012.  Members of the Technology Committee are Gordon Hunter, the Chairman of the Technology Committee, T. J. Chung, John E. Major, Ronald L. Schubel and Cary T. Fu.

Compensation Committee Interlocks and Insider Participation

T.J. Chung, William P. Noglows and Ronald L. Schubel served on the Compensation Committee during fiscal year 2012.  None of our executive officers served as a member of the Compensation Committee, or on a board of directors performing equivalent functions, of any entity that had one or more of its executive officers serving as a director or member of our Compensation Committee.

Executive Compensation

Compensation Discussion And Analysis

This section provides information regarding the compensation and benefit programs in place for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (collectively, the “named executive officers”) for the 2012 fiscal year, namely:

1.	Mr. Gordon Hunter, Chairman of the Board, President and Chief Executive Officer, has nine (9) years of service with Littelfuse.

2.	Mr. Philip G. Franklin, Vice President, Operations Support, and Chief Financial Officer, has fourteen (14) years of service with Littelfuse.

3.	Mr. Ryan K. Stafford, General Counsel and Vice President, Human Resources, has six (6) years of service with Littelfuse.

4.	Mr. David W. Heinzmann, Vice President of Global Operations, has twenty-eight (28) years of service with Littelfuse.

5.	Mr. Dal Ferbert, Vice President and General Manager, Electrical Business Unit, has thirty-seven (37) years of service with Littelfuse.

Executive Summary

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

As described below, our executive compensation programs are designed to align the interests of our executives with those of our stockholders, by rewarding performance that meets or exceeds established corporate and individual performance goals. Company performance is based on the achievement of specified financial objectives applicable to each named executive officer, which include sales, earnings per share and cash from operations, as well as performance measurements of the areas within the scope of authority of the named executive officer; whereas, individual performance is based on each named executive officer’s achievement of specified individual performance objectives.

The compensation of our named executive officers during fiscal year 2012 should be viewed in light of our strong shareholder returns.  As disclosed in the 2012 Annual Report, our five-year cumulative shareholder return as of December 29, 2012 (assuming reinvestment of dividends) was 93%, as compared to a five-year cumulative shareholder return over the same period of 17% for the Dow Jones Electrical Components and Equipment Industry Group Index and 19% for the Russell 2000 Index.

Our executive compensation program is designed to pay for performance. In fiscal year 2012, 80% of our annual incentive awards paid to our named executive officers were directly performance-based and 20% were tied to individual goals that promote value to the Company. In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We have programs that align the compensation of our executives with the interests of our stockholders and manage compensation risk, including stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.

Pursuant to the SEC’s say-on pay rules, our shareholders approved, by the affirmative vote of 97% of the shares present in person or represented by proxy at the meeting and entitled to vote at our 2012 Annual Meeting, the compensation for our named executive officers in our 2012 proxy statement.  The Compensation Committee takes this approval into account when developing the compensation for our NEOs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement under Proposal No. 3, which allows our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative as presented in this Proxy Statement.

Total Rewards Philosophy

The Compensation Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our named executive officers. Our Total Rewards Philosophy for executive compensation is designed to drive performance in the form of global business growth and success by fully leveraging our investment in our human capital to create stockholder value.  To achieve our goals, we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term stockholder value.

The Compensation Committee has worked with our management and the Compensation Committee’s compensation consultant to design compensation programs with the following primary objectives:

●	Attract, retain and motivate highly qualified executives;

●	Reward executives based upon our financial performance at levels competitive with peer companies; and

●	Align a significant portion of the executive compensation with driving our performance and stockholder value in the form of performance-based executive incentive awards and long-term awards.

The design of our specific programs is based on the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation with the interests of our stockholders is to link a significant portion of total compensation directly to meeting and exceeding individual, business unit and overall Company performance goals. When performance exceeds expectations, total pay levels are expected to be above the competitive median. When performance falls below expectations, total pay levels are expected to be below competitive levels.

Competitiveness

Compensation and benefit programs are designed to be competitive with those provided by companies with whom we compete for talent. Generally, we target the 50th percentile of the total compensation programs of competitor companies, adjusted for an executive’s operating responsibilities, management level, and tenure and performance in the position.  In order to help us analyze the competitiveness of our compensation programs, we developed a reference group in October 2007, which was updated in October 2010, as discussed in more detail below in “Total Rewards Philosophy – Competitive Analysis.”  Our health and welfare benefit programs, perquisites and other benefits are designed to provide competitive levels of protection and financial security but are not based on performance.

Cost

Compensation and benefit programs are designed to be cost effective, ensuring that the interests of our stockholders are considered.

The Annual Compensation Process

The Compensation Committee reviews industry data and performance results presented by its compensation consultant in determining the appropriate aggregate and individual compensation levels for the year. In conducting its review, the Compensation Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs. The Compensation Committee also reviews information showing the executive’s total target and actual compensation during the year. The amount of compensation already realized or potentially realizable, however, does not determine the level at which future pay opportunities may be set.

The Compensation Committee reviews base salaries starting in the fall, with any changes to be effective February 1 of the following year.  This process aligns the timing of annual executive salary adjustments with the timing of adjustments for all other employees.  The incentive awards payable under the Littelfuse, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) for the preceding year, if any, and the terms of the program for the current year generally are established in January or February of each year.  Stock options and restricted stock units (please see discussion below in the section entitled “Equity Compensation”) are granted at the meetings of the Compensation Committee and the full Board held in connection with our Annual Meeting of Stockholders.  Since we establish the annual meeting schedule for our grants well in advance, there is no opportunity for manipulation of exercise prices on option grants if we are in possession of non-public information at the time of the meetings.  Approval of grants for any newly-hired or promoted executives during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion, as applicable.

Competitive Analysis

Competitive compensation levels for our Chief Executive Officer and other named executive officers are established through, among other methods,  the use of data obtained from the Compensation Committee’s compensation consultant.  These analyses include base salary, annual incentive opportunities and long-term incentive opportunities for comparable companies. In October 2007 with the advice of our compensation consultant, we adopted an industry reference group as a source to evaluate compensation levels, which industry group was updated in October 2010.  The Compensation Committee again reviewed the members of the reference group based on information provided by the compensation consultant and determined it was appropriate to maintain the same members for 2012.  The reference group consists of 17 publicly-traded companies of reasonably similar size to us in the electronic equipment/electronic manufacturing services industry, the electronic components and equipment industry and the semiconductor/semiconductor equipment and manufacturing industry, representing different segments of our business.  The companies included in the reference group are set forth below:

Company	Ticker Symbol
Actuant Corporation	ATU
Altera Corporation	ALTR
AVX Corporation	AVX
Cabot Microelectronics Corporation	CCMP
CTS Corporation	CTS
Diodes Incorporated	DIOD
Electro Scientific Industries, Inc.	ESIO
Franklin Electric Company, Inc.	FELE
Linear Technology Corporation	LLTC
Methode Electronics, Inc.	MEI
Molex Inc.	MOLX
MTS Systems Corporation	MTSC
ON Semiconductor Corporation	ONNN
Pulse Electronics Corporation	PULS
Rogers Corporation	ROG
Semtech Corporation	SMTC
Xilinx Inc.	XLNX

The raw data derived from each company in the reference group is size-adjusted to approximate our revenues for the corresponding fiscal year.  The total compensation for our named executive officers is generally targeted at the 50th percentile of the adjusted data specific to each position.  In some instances, however, we provide compensation above or below the 50th percentile for a particular element and/or for a particular position, based on internal factors, including the executive’s operating responsibilities, management level, possible differences in compensation standards in the representative industries, the focus of our Total Rewards Philosophy, and tenure and performance of the executive officer in the position.

Allocation between Cash and Non-Cash Compensation and Current and Long-Term Compensation

We believe that both cash components and non-cash components are appropriate mechanisms for delivering compensation. Cash compensation is used as current compensation (i.e., base salary and annual incentive awards), while non-cash compensation (i.e., stock options and restricted stock units) is generally used for long-term compensation. The allocation between cash and non-cash compensation is an outcome of our targeted competitiveness for individual program elements, including salary, annual incentive compensation and long-term incentive grants, and our practice with respect to allocating between the different types of incentive grants.  The mix of compensation ultimately realized by the executives is determined by a combination of individual, team and Company-wide performance over time.

The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between current and long-term pay. We also consider certain internal factors that may cause us to target a particular element of an executive’s compensation differently. These internal factors may include the executive’s operating responsibilities, management level and tenure and performance in the position.  We consider the total compensation to be delivered to individual executives, and as such, exercise discretion in determining the portion allocated to annual and long-term incentive opportunity.  We believe that this “total compensation” approach provides the ability to align pay decisions with the short-term and long-term needs of the business and the interests of our stockholders.  It also allows for the flexibility needed to recognize differences in performance of each executive officer by providing differentiated pay.

Management’s Role

The key elements of management’s role in determining compensation levels for the named executive officers are as follows:

●
Develop performance measures: Management identifies appropriate performance measures, recommends performance targets that are used to determine annual awards and develops individual performance objectives for each named executive officer.

●	Compile competitive market data: Management works with the compensation consultant in compiling compensation information and preparing the data for presentation to the Compensation Committee.

●
Develop compensation recommendations: Based on the compensation survey data and publicly disclosed compensation information, our Chief Executive Officer and our General Counsel and Vice President, Human Resources prepare recommendations for the named executive officers (other than the Chief Executive Officer himself) and present these recommendations to the Compensation Committee.  Our Vice President, Operations Support, and Chief Financial Officer also assists in the preparation of performance targets and objectives based on our short- and long-term growth plans.  Our Chief Executive Officer also assists the Compensation Committee by providing input with regards to the fulfillment of the individual performance objectives of the named executive officers.

●
Chief Executive Officer compensation:  After being provided the foregoing information with respect to the Chief Executive Officer, the Compensation Committee determines his compensation package and recommends it to the Board along with other named executive officer compensation for approval by independent members of the Board during the executive session.

The Independent Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee retained Compensation Strategies, Inc. in August 2007 to assist in the structuring of executive compensation for 2008.  The Compensation Committee has continued to use Compensation Strategies, Inc. for assistance and reference with regards to executive compensation through 2011 and 2012 and into 2013.  Compensation Strategies did not provide any other services to us in 2012.  As mentioned previously, Compensation Strategies provided the following services in 2012:  (1) reviewed our annual bonus and long-term incentive programs; (2) reviewed the executive compensation philosophy; and (3) provided an update on executive compensation trends and pending and enacted legislation relevant to the compensation of our executive officers.  The compensation consultant also provided competitive compensation data regarding the peer group to the Compensation Committee in October 2012 for the formulation of executive compensation in 2013.

Impact of Accounting and Tax Issues on Executive Compensation

In setting each named executive officer’s compensation levels, we do not have a stated policy that all compensation must be deductible. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation goals.  The Compensation Committee and the Board analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs. Section 162(m) of the Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and our three other most highly compensated officers, other than the principal financial officer. Compensation, including compensation pursuant to plans or arrangements approved by our stockholders, that qualifies as “performance-based compensation” under Section 162(m) is not subject to the deduction limit.  The Annual Incentive Plan and the Long-Term Plan have been approved by our stockholders; as a result, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and annual cash incentive awards under all of these plans that qualify as “performance-based compensation” will not be subject to the deductibility limit imposed by Section 162(m).

Employment Contracts

As of December 31, 2007, we entered into an amended and restated employment agreement with Mr. Gordon Hunter, our Chairman of the Board, President and Chief Executive Officer, which replaced his employment agreement dated as of May 1, 2006.  The employment agreement was amended and restated in order to comply with the requirements of Section 409A of the Code and the formal guidance issued thereunder (“Section 409A”).  The term of the employment agreement runs until death, disability, or such time as terminated by us or Mr. Hunter.  We may terminate Mr. Hunter’s employment for cause or for any reason upon 60 days notice subject to certain payments as further discussed below in the section entitled, “Gordon Hunter’s Employment Agreement Post-Employment Provisions.”  The employment agreement requires us to provide Mr. Hunter with a base salary of at least $525,000 per year, provisions for a home office, an automobile, and up to $15,000 in annual financial planning and tax counseling services.  The employment agreement also contains non-disclosure, non-competition, non-solicitation and non-hire provisions for Mr. Hunter upon cessation of his employment with us.  The foregoing description of the terms of the employment agreement is qualified in its entirety by reference to the employment agreement as set forth on Exhibit 10.2 to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

Please see additional discussion regarding the terms of Mr. Hunter’s employment agreement below in the section entitled “Post-Employment Compensation.”  Other than the change of control agreements also discussed below under “Post-Employment Compensation,” none of the other named executive officers have employment agreements.

Components of Total Compensation

The compensation of our named executive officers usually consists of five components:

●	base salaries;

●	annual incentive plan awards;

●	long term incentive compensation;

●	perquisites and health and welfare programs; and

●	post-employment compensation.

Each component is designed to help achieve our compensation objectives and to contribute to a total compensation arrangement that is competitive, appropriately performance-based and valued by our executives.

A.	Base Salaries

Purpose:  The determination of each named executive officer’s base salary is designed to attract, retain and motivate highly qualified executives by paying a competitive salary.

Administration:  Our Chief Executive Officer and our General Counsel and Vice President, Human Resources recommend officer salary levels (other than for the Chief Executive Officer) to the Compensation Committee for approval.  The Compensation Committee reviews these recommendations along with the reference group information and other information and advice of the compensation consultant, if any, and makes its recommendations to the full Board for approval.  The Compensation Committee determines and makes Chief Executive Officer salary recommendations to the full Board for approval by the independent directors.

Determination of amounts:  Base salary generally is targeted at the 50th percentile of the reference group, adjusted to compensate for individual scope of responsibility, years of experience, past and future contributions to our success and possible differences in compensation standards in our industry. We strive to be market competitive in an effort to attract, retain and motivate highly talented executive officers.  The named executive officers’ salaries are determined by market salary data and each individual’s position, responsibility and longevity within our company and performance in that position.

The base salaries for the named executive officers in 2012 were determined based on historical compensation for our named executive officers and on compensation information provided by the compensation consultant.  In 2012, the Compensation Committee recommended to the Board and the Board approved an increase of 3% in base salary for all executive officers, effective as of February 1, 2012. In 2013, the Compensation Committee recommended to the Board and the Board approved an increase of 3% in base salary for certain executive officers and key employees, effective as of February 1, 2013.  The base salary amounts for the named executive officers, effective as of February 1, 2012 and February 1, 2013, respectively, are as follows:

Name	2013 Base Salary	2012 Base Salary
Gordon Hunter	$709,431	$688,768
Philip G. Franklin	$384,307	$373,114
Ryan K. Stafford	$330,362	$320,740
David W. Heinzmann	$307,178	$298,231
Dal Ferbert	$254,236	$246,831

B.	Annual Incentive Plan

Purpose:  The Annual Incentive Plan is designed to provide a performance-based cash reward to the named executive officers (among other executives and key employees of the Company) for contributing to the achievement of our corporate goals and driving stockholder value, thereby addressing the objectives of our executive compensation policies.

Administration:  The Compensation Committee, after (1) consulting with our Chief Executive Officer and our General Counsel and Vice President, Human Resources, (2) reviewing the reference group information and other information and advice of the compensation consultant, if any, and (3) discussing the financial goals and targets of the Company for the next fiscal year with our Chief Executive Officer and our Vice President, Operations Support, and Chief Financial Officer, establishes a threshold, target and a maximum amount that may be awarded as an annual incentive compensation award to each named executive officer for the calendar year.  The threshold, target and maximum amounts are set as percentages of each named executive officer’s base salary.

Awards are granted based on an explicit formula approved by the Compensation Committee and recommended to the full Board for approval, typically at the first meeting of each year.  At the end of each year, the amount of the total award payable to each of the named executive officers is calculated by the Compensation Committee based on Company and individual performance measures using a mathematical formula weighing each of the factors.  The Compensation Committee then recommends the awards to the full Board for approval.

The Compensation Committee retains the discretion to decrease the total award payable to any named executive officer and to adjust (upward or downward) any performance measure for extraordinary events or circumstances, except that no adjustment to performance measures will be made if it would cause an award subject to Section 162(m) to fail to qualify as “performance-based compensation” within the meaning of Section 162(m).  In the past, these adjustments have included severance charges and extreme commodity price changes.

Determination of amounts:  Incentive amounts are earned based on the achievement of established objectives on a sliding scale from 0% to 200% of the target amount, which is set as a percentage of the recipient’s base salary.  While we generally attempt to compensate our named executive officers within the 50th percentile of the total compensation of our reference group, we do not necessarily match our annual incentive awards against a certain percentile of the reference group.  We set the threshold, target and maximum amounts so that, if earned, we pay sufficient total annual compensation to remain competitive.

Annual incentive awards paid to individual named executive officers are based on both the actual financial results in relation to the target goals under the plan and an evaluation of the named executive officer’s performance in relation to his or her individual performance objectives.  Approximately 80% of the award is tied to the actual financial results, such as sales, earnings per share and cash from operations, as well as performance measurements of the areas within the scope of authority of the named executive officer, in relation to the target goals under the plan and, except for an earnings per share threshold with respect to Mr. Hunter, approximately 20% is based on individual performance objectives, some of which are qualitative in nature and require subjective determinations by the Committee in its discretion.  Since Section 162(m) allows payout amounts to be reduced (but not increased) at the discretion of the Compensation Committee, 20% of Mr. Hunter’s award is fully-earned at a maximum level based on meeting a minimum amount of earnings per share, but may be reduced to appropriate levels based on performance against his stated goals, as determined by the Compensation Committee or Board in their negative discretion.

For 2012, the Company performance objectives at target level for the named executive officers consisted of earnings per share of $4.20, cash from operations of $111.2 million, and total corporate sales of $701.6 million for Messrs. Hunter, Franklin, Stafford and Heinzmann. Mr. Ferbert’s objectives did not include total corporate sales but rather included the earnings per share and cash from operations targets above, as well as electrical fuse sales targets and fuse operating income targets. For Mr. Ferbert, the electrical fuse sales target for 2012 was $62.2 million and the fuse operating income target was $15.7 million.

The personal performance objectives vary for each named executive officer, as described below, and are tailored to the job responsibilities of each individual executive. Personal performance objectives considered in determining executive awards are subject to change year-to-year, depending on the needs of the Company and the role of the named executive officer; however, personal performance objectives in 2012 generally fell under three broad categories: (1) overall Company business performance, (2) development of managerial leaders and talent within the Company and (3) legal compliance and corporate governance best practices.

Mr. Hunter’s personal performance objectives included: (1) leadership development and succession planning; (2) business strategy; (3) operational excellence; and (4) legal compliance and corporate governance.  Mr. Franklin’s personal performance objectives included: (1) leadership development and succession planning; (2) investor relations and shareholder communications; (3) tax planning; and (4) process and cost improvements.  Mr. Heinzmann’s personal performance objectives included: (1) operational excellence; (2) Lean Enterprise; and (3) corporate strategy.  Mr. Stafford’s personal performance objectives included: (1) legal compliance and corporate governance; (2) corporate marketing and communications; (3) Lean Enterprise; and (4) leadership and talent development.  Mr. Ferbert’s personal performance objectives included: (1) new product development; (2) process and cost improvements; (3) operational excellence; and (4) mergers and acquisitions.

While some of the 2012 individual performance objectives for each named executive officer may be measured by objective standards, others may be more qualitative in nature and are ultimately subject to the determination of the Compensation Committee based on input from our Chief Executive Officer. In the case of Mr. Hunter, his 20% portion is fully earned on meeting an earnings per share threshold of $2.00 and then is subject to reduction by the Compensation Committee or the Board in their negative discretion based on individual performance against stated goals.

The following table summarizes Annual Incentive Plan target percentages for the named executive officers for 2012:

Name	Threshold, Target And Maximum Amounts As A Percentage Of 2012 Base Salary
Gordon Hunter	50, 100 & 200%
Philip G. Franklin	35, 70 & 140%
Ryan K. Stafford	30, 60 & 120%
David W. Heinzmann	30, 60 & 120%
Dal Ferbert	30, 60 & 120%

The threshold, target and maximum amounts as percentages of each named executive officer’s base salary are set forth in the Grants of Plan Based Awards in 2012 Table included in this Proxy Statement. Based on our previous financial performance and the projections for 2012 performance, the Compensation Committee set what it considered aggressive Company performance objectives for the Annual Incentive Plan in 2012.

In January 2013, the Compensation Committee made determinations as to the satisfaction of the individual performance factors for 2012 for each named executive officer and determined payouts under the Annual Incentive Plan for 2012. For 2012, the Company’s performance objectives for earnings per share and total corporate sales did not meet the target amount and the Company’s performance objectives for cash from operations exceeded the target amounts considered by the Compensation Committee for awards. In addition, the Compensation Committee positively reviewed each named executive officer’s performance against his respective individual performance objectives and, with the exception of Mr. Hunter, awarded the named executive officers a separate component of their total incentive award at amounts above the target level and below the maximum level based on such reviews. As previously discussed, in order to comply with Section 162(m), Mr. Hunter’s individual performance amount under the Annual Incentive Plan is fully earned upon meeting the earnings per share threshold of $2.00 and then is subject to reduction based on individual performance against the stated goals.  Mr. Hunter’s individual performance also was judged to exceed target levels but not reach maximum levels.  Therefore, the Compensation Committee exercised its negative discretion to reduce the award to the appropriate level.  Consequently, all of our named executive officers received payouts in excess of their respective target levels but short of the maximum payout.  The table below shows the amounts awarded under the awards granted under the Annual Incentive Plan in 2012 for each named executive officer and the amount as a percentage of base salary.

Name	Amounts Awarded Under the 2012 Annual Incentive Plan	Awarded Amount as Percent of Base Salary
Gordon Hunter	$725,706	105%
Philip G. Franklin	$300,737	81%
Ryan K. Stafford	$221,591	69%
David W. Heinzmann	$206,040	69%
Dal Ferbert	$146,394	59%

At its February 2013 meeting, the Compensation Committee established the threshold, target and maximum amounts (as a percentage of base salary) to be awarded under the Annual Incentive Plan for 2013 for the named executive officers, subject to achievement of financial objectives of the Company and individual performance objectives set by the Compensation Committee for 2013.  The following table summarizes Annual Incentive Plan target percentages, as a percentage of base salary, for the named executive officers for 2013:

Name	Threshold, Target And Maximum Amounts as a Percentage of 2013 Base Salary
Gordon Hunter	50, 100 & 200%
Philip G. Franklin	35, 70 & 140%
Ryan K. Stafford	30, 60 & 120%
David W. Heinzmann	30, 60 & 120%
Dal Ferbert	30, 60 & 120%

C.	Long Term Incentive Compensation

Purpose:  In 2012, the Compensation Committee awarded a combination of two types of equity awards under the Long-Term Plan to our named executive officers: stock option awards and restricted stock units. The Compensation Committee determined that the two award types emphasize the goals of our equity compensation: (1) to align each named executive officer’s financial interests with driving stockholder value, (2) to focus the named executive officers efforts on long-term financial performance of the Company and (3) to assist in the retention of our named executive officers.

Administration: The Compensation Committee approves the awards of stock options and restricted stock units based upon (1) the recommendations of our Chief Executive Officer and our General Counsel and Vice President, Human Resources with respect to the named executive officers other than the Chief Executive Officer and on its own with respect to the Chief Executive Officer and (2) reviewing the reference group information and other information and advice of the compensation consultant, if any.  The overall funding levels for our equity awards, however, are ultimately subject to the judgment and approval of the Compensation Committee to ensure appropriate alignment with the interest of our stockholders.

Over the last several years, the Compensation Committee has attempted to simplify and bring transparency to the equity compensation component of our compensation program: the Compensation Committee has eliminated the complication of the performance share/unit program, made the terms of equity awards to directors, officers and employees more uniform and changed the restricted stock awards made to executive officers to restricted stock units to conform with the forms of awards made to the Board and other employees.  Prior to 2010, stock options were typically granted with a four-year vesting period and an exercise price equal to the fair market value of our common stock on the date of grant.  Starting in 2010 and continuing into 2011 and 2012, stock options were granted with a three-year vesting period and an exercise price equal to the fair market value of our common stock on the date of grant. Neither the Littelfuse, Inc. Equity Incentive Compensation Plan (the “Equity Plan”), which was used for grants in years prior to 2010, nor the Littelfuse, Inc. Long-Term Plan, which was approved at the 2010 Annual Meeting of Stockholders and was used for equity grants to officers and directors in 2010, 2011 and 2012 and will be used for such grants in the future, permit grants of stock options with exercise prices below the fair market value of the stock at the time of the grant.  Prior to 2010, the Compensation Committee granted restricted stock that typically vested at the rate of 25% per year on each of the first four anniversaries of the grant date.  In 2010 and continuing into 2011 and 2012, the Compensation Committee granted restricted stock units (instead of restricted stock) with a three-year vesting period, so, as mentioned above, that the form of grants was consistent with grants made to members of the Board and other eligible employees.  The switch to restricted stock units from restricted stock also was made for flexibility in the form of award payout and for tax reasons.

Determination of Amounts: Total equity compensation awards generally are targeted to the 50th percentile of our reference group.  The allocation by the Committee between the types of equity compensation is based primarily on a combination of market practice, internal equity considerations, individual performance and relative importance of the objectives behind each of the types (i.e. long-term financial performance and retention). In 2012, based on a valuation performed by the Compensation Committee’s independent consultant, the Committee determined that approximately 50% of the value of the equity awards should be made in stock options, with the remaining 50% of the value of the equity awards to be made in restricted stock units.  The restricted stock unit awards and stock options granted in 2012 to the named executive officers are set forth in the Grants of Plan-Based Awards in 2012 Table below.

Stock Ownership Policy

As mentioned above under the Director Compensation section, we adopted a stock ownership policy in fiscal year 2011 that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company.  Our Chief Executive Officer is required to hold a number of shares equal to five times (5X) his base salary, our Chief Financial Officer is required to hold a number of shares equal to three times (3X) his base salary, and each of our other vice presidents is required to hold a number of shares equal to two times (2X) his or her respective base salary.  All new executive officers have five years from the date of election or appointment to satisfy their required stock ownership level. Like the directors, until such time as an officer achieves the required stock ownership level, that officer is required to retain 50% of the “net shares” of common stock realized from any equity awards granted by the Company. Failure to satisfy the applicable stock ownership level within the required compliance period may result in an officer being ineligible to receive their annual equity award, receiving any cash bonus in the form of shares of common stock, and/or being subject to a 100% retention requirement.

D.	Perquisites and Health and Welfare Programs

Perquisites

The Chief Executive Officer and other named executive officers are provided with the opportunity to receive executive physicals and financial planning services on an annual basis.  We participate in an executive physical program that is valued at approximately $5,000 per named executive officer.  In addition, Mr. Hunter is entitled to $15,000 per year of financial planning and tax consulting services, and each of our other named executive officers is entitled to $12,000 per year of financial planning services.  We provide these benefits to help our named executive officers efficiently manage their time and financial affairs and to allow them to stay focused on business issues and minimize distractions of this type.  Additionally, Mr. Hunter is provided with a Company automobile as required by his employment agreement, the terms of which were established to remain competitive with our referenced peer group.

Health and Welfare Programs

We offer our executives the opportunity to participate in certain health and welfare programs. The named executive officers participate in the same programs designed for all of our full-time U.S. employees.  We believe these programs are important components of a total compensation system, and we provide them to remain competitive. The core package includes group health, dental, disability, business travel accident, life and accidental death and dismemberment (AD&D) coverage.  The named executive officers are also provided with an increased amount of life and AD&D insurance in order to provide a targeted level of coverage equal to three times base salary.  We provide these benefits to remain competitive with those companies with whom we compete for executive talent.

E.	Post-employment Compensation

Retirement Plans

We provide retirement benefits to our U.S. employees and named executive officers through the following plans:

Littelfuse, Inc. 401(k) Retirement and Savings Plan

The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) Plan on the same basis as all other U.S. employees. The Company amended the Littelfuse, Inc. 401(k) Plan, effective as of January 1, 2012, to provide mandatory Company contributions equal to 2% of a participant’s annual eligible pay.  This is in addition to the existing Company matching contributions, which provide a dollar-for-dollar match on participant salary deferrals up to 4% of a participant’s annual eligible pay (subject to IRS compensation limits).  The Plan also provides for discretionary contributions for those eligible, active participants who participated in the Company’s frozen Pension Plan as of January 1, 2010, and, as of January 1, 2010, had earned a minimum of 10 years of service and a combined age and years of service of at least 60 (the “60 Point Group”).  The Company has currently set these contributions at 5% of base pay (subject to IRS compensation limits).  All contributions to the 401(k) Plan are fully vested and nonforfeitable.

Littelfuse, Inc. Supplemental Retirement and Savings Plan

The Company established the Littelfuse, Inc. Supplemental Retirement and Savings Plan, effective January 1, 2010 (the “Supplemental Plan”), for certain U.S. management employees, including the named executive officers. The Supplemental Plan is a non-qualified defined contribution retirement plan that allows participants to plan for retirement by deferring up to 90% of their annual eligible pay to the Supplemental Plan.  In addition, the Company makes fully vested matching contributions to participants who also participate in the 401(k) Plan in an amount necessary to ensure that the IRS compensation limit that applies to the 401(k) Plan does not prevent them from receiving their full match equal to 4% of the participant's annual eligible pay.  The Company may also provide fully vested contributions to certain U.S. members of the 60 Point Group to ensure they receive their full contribution, without regard to the IRS compensation limit that applies to the 401(k) Plan ($250,000 for 2012).  The Supplemental Plan tracks the compensation definitions and 60 Point Group contribution percentages and mandatory Company contributions equal to 2% of a participant’s annual eligible pay used under similar provisions in the 401(k) Plan.

Post-Employment Compensation

As reported on a Form 8-K current report that we filed on December 21, 2011, on December 16, 2011, we entered into change of control agreements, effective as of January 1, 2012, with each of our named executive officers. The change of control agreements (among other matters) eliminate a gross-up payment that previously applied if an excise tax is imposed under Code Section 280G on certain change of control payments and benefits (e.g., parachute payments), providing instead that we shall reduce the amount payable to the named executive officer if a reduction would be more favorable to the named executive officer than paying the penalty under Section 280G of the Internal Revenue Code on an after-tax basis. Each of the change of control agreements were filed as exhibits to our Form 10-K for fiscal year ended December 31, 2011.  For more information on our change of control agreements, please see the section entitled “Post-Employment Compensation – Change of Control Agreements Post-Employment Provisions.”

COMPENSATION COMMITTEE REPORT

To the Board of Directors of Littelfuse, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 29, 2012.

Compensation Committee:

Tzau-Jin (T. J.) Chung (Chairman) William P. Noglows Ronald L. Schubel

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Compensation Tables and Narrative Disclosures

The following table sets forth compensation information for our named executive officers for services rendered in all capacities to us and our subsidiaries in fiscal years 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Gordon Hunter Chairman of the Board, President and Chief Executive Officer	2012 2011 2010	688,768 668,707 649,230	— — —	737,693 543,167 509,773	925,848 779,418 602,040	725,706 766,123 1,227,045	37,679 16,134 25,578	192,675 46,820 44,694	3,308,369 2,820,369 3,058,360
Philip G. Franklin Vice President, Operations Support, and Chief Financial Officer	2012 2011 2010	373,114 362,247 351,696	— — —	289,279 189,193 184,529	362,390 269,610 217,500	300,737 283,253 465,294	74,499 31,947 50,623	77,722 51,267 19,191	1,477,741 1,187,517 1,288,833
Ryan K. Stafford General Counsel and Vice President, Human Resources	2012 2011 2010	320,740 311,398 302,328	— — —	233,150 152,575 147,876	292,250 215,688 174,000	221,591 208,708 341,752	17,283 4,912 7,953	47,968 22,132 16,314	1,132,982 915,413 990,223
David W. Heinzmann Vice President, Global Operations	2012 2011 2010	298,231 289,545 281,112	— — —	199,226 146,472 145,349	250,166 213,237 172,260	206,040 192,324 315,745	178,789 54,726 89,195	47,726 35,361 11,693	1,180,178 931,665 1,015,354
Dal Ferbert Vice President and General Manager, Electrical Business Unit (6)	2012 2010	246,831 232,662	— —	102,389 91,001	128,590 107,880	146,394 261,047	233,875 148,008	32,020 11,003	890,099 851,601

(1)
All cash compensation received by each named executive officer is found in either the Salary or Non-Equity Incentive Plan Compensation columns of this Table.  The amounts that would generally be considered annual “bonus” awards are found under the Non-Equity Incentive Plan Compensation column.

(2)
The amounts in these columns reflect the full grant date fair value for the years 2010, 2011 and 2012, in accordance with ASC Topic 718, of restricted stock units and option awards under our Equity Plan and its predecessors.  Assumptions used in the calculation of these amounts are described in Note 14 to our audited financial statements for the fiscal year ended December 29, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2013.

(3)
Represents payouts for performance under the Annual Incentive Plan.  See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table” for a discussion of how amounts were determined.

(4)
Amounts shown in this column for 2012 represent the increase in the actuarial present value of each Named Executive Officer's accumulated benefit under the Littelfuse, Inc. Retirement Plan from December 31, 2011 to December 29, 2012. Although the Plan was frozen effective April 1, 2009, each NEO had an increase in the actuarial present value of his benefit under the Plan, largely due to the passage of time, and a decrease in the discount rate used to value the Plan's liabilities (from 5.40% to 3.85% per annum) from December 31, 2011 to December 29, 2012.

(5)
The amounts in this column for 2012 reflect matching contributions allocated by us to each named executive officer pursuant to our 401(k) Plan, which is generally available to all U.S. employees, the amount of company contributions to the Supplemental Plan (including catch-up contributions for the 2010 and 2011 fiscal years), and the cost of insurance premiums paid by us with respect to term life insurance and disability insurance.

Each named executive officer is also eligible to receive tax and financial planning services provided by a third-party service provider and a physical examination.  In addition, Mr. Hunter’s amount includes the value of the personal use of a Company automobile, including maintenance, fuel and upkeep costs, club membership dues and spouse travel for industry events, and Mr. Franklin’s amount includes club membership dues.

(6)	Mr. Ferbert became a named executive officer in 2012, was not a named executive officer in 2011 and was a named executive officer in 2010.

The following table provides additional information with respect to options and stock-based awards granted in 2012, the value of which was provided in the Stock Awards and Options Awards columns of the Summary Compensation Table, and the potential range of payouts associated with the Annual Incentive Plan.

Grants of Plan-Based Awards in 2012 Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Gordon Hunter	4/27/2012(2) 4/27/2012(3) N/A (4)	-- -- 344,384	-- -- 688,768	-- -- 1,377,536	-- -- --	-- -- --	-- -- --	11,960 -- --	-- 39,600 --	-- 63.09 --	737,693 925,848 --
Philip G. Franklin	4/27/2012(2) 4/27/2012(3) N/A (4)	-- -- 130,590	-- -- 261,180	-- -- 522,360	-- -- --	-- -- --	-- -- --	4,690 -- --	-- 15,500 --	-- 63.09 --	289,279 362,390 --
Ryan K. Stafford	4/27/2012(2) 4/27/2012(3) N/A (4)	-- -- 96,222	-- -- 192,444	-- -- 384,888	-- -- --	-- -- --	-- -- --	3,780 -- --	-- 12,500 --	-- 63.09 --	233,150 292,250 --
David W. Heinzmann	4/27/2012(2) 4/27/2012(3) N/A (4)	-- -- 89,470	-- -- 178,939	-- -- 357,878	-- -- --	-- -- --	-- -- --	3,230 -- --	-- 10,700 --	-- 63.09 --	199,226 250,166 --
Dal Ferbert	4/27/2012(2) 4/27/2012(3) N/A (4)	-- -- 74,050	-- -- 148,099	-- -- 296,198	-- -- --	-- -- --	-- -- --	1,660 -- --	-- 5,500 --	-- 63.09 --	102,389 128,590 --

(1)
Represents the full grant date fair value of restricted stock units and option awards reported in this table determined in accordance with ASC Topic 718, based on the assumptions discussed under the Summary Compensation Table. The options granted on April 27, 2012 had a grant date fair value of $23.38 per share; the restricted stock units granted on April 27, 2012 are valued at $61.68 per unit.

(2)
Represents grants of restricted stock units awarded under the Long-Term Plan.  See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table” for information regarding the vesting of restricted stock units.

(3)
Represents stock options awarded under the Long-Term Plan.  See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table” for information regarding the vesting of stock options.

(4)
Represents payouts for 2012 performance under the Annual Incentive Plan. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table” for a discussion on how amounts were determined.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

Annual Incentive Plan

The amounts listed in the Threshold, Target and Maximum columns under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards heading of the Grants of Plan-Based Awards in 2012 Table represent the potential range of cash awards for the Annual Incentive Plan for 2012. For 2012, threshold, target and maximum awards were established for each named executive officer as a percent of base salary as shown below.

Name	Annual Incentive Plan Threshold, Target and Maximum as Percent of Base Salary

Gordon Hunter	50, 100 & 200%
Philip G. Franklin	35, 70 & 140%
Ryan K. Stafford	30, 60 & 120%
David W. Heinzmann	30, 60 & 120%
Dal Ferbert	30, 60 & 120%

Option Awards and Restricted Stock Unit Awards

The stock option awards granted in 2012 vest ratably over three years and have a seven-year term.  The restricted stock units granted in 2012 also vest ratably over three years.  Upon vesting, one share of our common stock will be delivered for each restricted stock unit award (or, where non-US law prohibits settlement in stock, payment may be made in cash).

See “Compensation Discussion And Analysis” for a discussion of the proportion of salary and bonus in relation to total compensation, which is discussed under “Allocation between Cash and Non-Cash Compensation and Current and Long-Term Compensation,” and other material terms of our named executive officers’ compensation and the related amounts included in the foregoing tables.

The following table provides information regarding the outstanding equity awards held by each of the named executive officers as of December 29, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

	Option Awards						Stock Awards
Name	# of Securities Underlying Unexercised Options - Exercisable	# of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gordon Hunter	40,000	0		41.22	04/27/2014	31,726	1,902,608	0	0
	24,200	0		36.33	04/25/2015
	0	22,700	(1)	13.88	04/24/2016
	23,067	11,533	(2)	42.13	04/30/2017
	10,600	21,200	(2)	62.21	04/29/2018
	0	39,600	(2)	63.09	04/27/2019

Phillip G. Franklin	4,400	0		35.50	04/28/2014	10,966	657,631	0	0
	4,400	0		35.50	04/28/2015
	4,400	0		27.10	04/27/2013
	4,400	0		27.10	04/27/2014
	4,400	0		25.20	04/26/2014
	4,400	0		25.20	04/26/2015
	4,400	0		25.20	04/26/2017
	22,000	0		38.11	04/30/2014
	22,000	0		27.21	05/06/2015
	10,097	0		34.33	05/05/2013
	22,000	0		41.22	04/27/2014
	13,100	0		36.33	04/25/2015
	8,225	8,225	(1)	13.88	04/24/2016
	8,333	4,167	(2)	42.13	04/30/2017
	3,667	7,333	(2)	62.21	04/29/2018
	0	15,500	(2)	63.09	04/27/2019

Ryan K. Stafford	10,500	0		36.33	04/25/2015	8,816	528,696	0	0
	0	6,575	(1)	13.88	04/24/2016
	6,667	3,333	(2)	42.13	04/30/2017
	2,934	5,866	(2)	62.21	04/29/2018
	0	12,500	(2)	63.09	04/27/2019

David W. Heinzmann	15,000	0		41.22	04/27/2014	8,155	489,056	0	0
	10,300	0		36.33	04/25/2015
	0	6,475	(1)	13.88	04/24/2016
	6,600	3,300	(2)	42.13	04/30/2017
	2,900	5,800	(2)	62.21	04/29/2018
	0	10,700	(2)	63.09	04/27/2019

Dal Ferbert	0	5,550	(1)	13.88	04/24/2016	5,230	313,643	0	0
	0	2,067	(2)	42.13	04/30/2017
	1,834	3,666	(2)	62.21	04/29/2018
	0	5,500	(2)	63.09	04/27/2019

(1)	Option awards expire seven years from the date of grant and vest 25% on the first four anniversaries.

(2)	Option awards expire seven years from the date of grant and vest 33% on the first three anniversaries.

(3)
Represents outstanding grants of (a) restricted stock and (b) restricted stock units.  Shares of restricted stock are issued in the name of the executive but held by us subject to restrictions relating to continued employment with us that lapse by 25% per year over the next four-year period.  Restricted stock units vest 33% per year over the next three-year period and settle in shares of common stock for our named executive officers.  Our quarterly dividend paid to holders of shares of our common stock also are paid to outstanding unvested restricted stock but not on the outstanding unvested restricted stock units.

(4)
Values are based on the closing price of $59.97 per share of our common stock on the NASDAQ on December 28, 2012, the last business day of fiscal 2012.  There is no guarantee that, if or when the restricted stock and restricted stock units vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

Options Exercises and Stock Vested in 2012 Table

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)
Gordon Hunter	160,000	4,031,420	18,323	1,119,634
Philip G. Franklin	0	0	5,797	355,198
Ryan K. Stafford	21,575	577,464	4,647	284,750
David W. Heinzmann	21,475	616,092	4,558	279,241
Dal Ferbert	21,554	545,065	3,443	210,241

(1)
Pursuant to restricted shares awarded on April 25, 2008, the restrictions lapsed on April 25, 2012 on the equivalent of 1,523; 553; 443; 433; and 373 shares for Messrs. Hunter, Franklin, Stafford, Heinzmann, and Ferbert, respectively.

Pursuant to restricted shares awarded on April 24, 2009, the restrictions lapsed on April 24, 2012 on the equivalent of 9,800; 2,750; 2,200; 2,175; and 1,850 shares for Messrs. Hunter, Franklin, Stafford, Heinzmann and Ferbert, respectively.

Pursuant to restricted shares awarded on April 30, 2010, the restrictions lapsed on April 30, 2012 on the equivalent of 4,033; 1,460; 1,170; 1,150; and 720 shares for Messrs. Hunter, Franklin, Stafford, Heinzmann and Ferbert, respectively.

Pursuant to restricted shares awarded on April 29, 2011, the restrictions lapsed on April 29, 2012 on the equivalent of 2,967; 1,034; 834; 800; and 500 shares for Messrs. Hunter, Franklin, Stafford, Heinzmann and Ferbert, respectively.

(2)
The value of restricted shares vested and released on April 24, 2012, April 25, 2012, April 29, 2012 and April 30, 2012 is based on the closing prices per share of $59.79, $61.56, and $63.09 and $62.67, respectively, on that date.

Pension Benefits

The table below provides the actuarial present value of the named executive officers’ accumulated benefits and the number of years of service credited to each named executive officer under the frozen Pension Plan.

2012 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Gordon Hunter	Littelfuse, Inc. Retirement Plan	5	$198,029	—
Philip G. Franklin	Littelfuse, Inc. Retirement Plan	10	$392,591	—
Ryan K. Stafford	Littelfuse, Inc. Retirement Plan	2	$48,199	—
David W. Heinzmann	Littelfuse, Inc. Retirement Plan	24	$555,354	—
Dal Ferbert	Littelfuse, Inc. Retirement Plan	33	$1,075,095	—

(1)
The figures shown in the Pension Benefits Table represent the present value, as of December 29, 2012, of the benefits earned under the Pension Plan as of April 1, 2009, the date benefits under the Plan were frozen. Present values were determined based on the following assumptions:

(a)	Each named executive officer is assumed to continue in active service until the earliest date at which he is entitled to retire and commence to receive unreduced benefit payments;

(b)	The benefit for each named executive officer is assumed to be paid as an annuity for the life of the named executive officer;

(c)
The discount rate and mortality assumptions used to value the plan for the purposes of disclosure pursuant to ASC Topic 715-30 as of December 29, 2012. Specifically, a discount rate of 3.85% per annum and the PPA 2013 Annuitant and Non-Annuitant Mortality Table (post-retirement only) were used.

Before April 1, 2009, all U.S. employees, including the named executive officers, were eligible to participate in the Pension Plan, a tax-qualified defined benefit pension plan, under the applicable provisions of the Internal Revenue Code, upon completion of one year of service. The Company froze benefit accruals under the Pension Plan, effective April 1, 2009. Hence, no participant, including the named executive officers, accrued any additional benefit for 2012.

The Pension Plan provides a benefit equal to 1% of final average monthly compensation plus 1/2% of final average monthly compensation in excess of covered compensation, for each year of credited service over one.  “Final average monthly compensation” is the monthly average of the five consecutive calendar years’ compensation out of the last ten completed calendar years that give the highest average and does take into account compensation on or after the freeze date of April 1, 2009 (except as may be required by law). Compensation considered is base pay actually paid, excluding overtime and bonuses, and is further subject to the IRS qualified plan pay limit.  Participants become 100% vested after completion of five years of service, which vesting service a participant can continue to earn after the freeze date.

The benefit is payable as an annuity commencing at the plan’s normal retirement date, which is the first of the month coincident with or next following the attainment of age 65 and completion of five years of vesting service. Participants are eligible for early retirement upon attaining age 55 and completing ten years of vesting service. Participants opting for early retirement are eligible for immediate commencement of their benefit, with that benefit unreduced if payments commence at or after age 62, and reduced by formula for commencements prior to age 62. Participants separating from service after becoming 100% vested in their benefit but prior to becoming eligible for early retirement are eligible to start receiving their benefit payments as early as age 55, but that benefit will be actuarially reduced if payments commence prior to their normal retirement date.

In addition to the formula benefit described above, participants who retire after becoming eligible for early retirement but prior to their normal retirement date are entitled to receive a temporary supplement from age 62 until age 65. This supplement is adjusted annually to reflect inflation, but is ultimately capped at $600 per month.  The group of employees eligible to receive the temporary supplement was frozen as of April 1, 2009. None of the named executive officers are eligible for the temporary supplement.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings and balances under the SERP and the Supplemental Plan for each named executive officer.

2012 Nonqualified Deferred Compensation Table

Name	Executive Contributions in 2012	Company Contributions in 2012	Aggregate Earnings in 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/29/2012
	($)	($) (1)	($) (2)	($)	($)
Gordon Hunter	296,216	147,026	253,715	—	1,932,013
Philip G. Franklin	—	59,934	45,795	—	2,004,843 (3)
Ryan K. Stafford	3,718	31,305	2,979	—	49,699
David W. Heinzmann	2,975	33,416	3,247	—	51,507
Dal Ferbert	9,850	17,996	104	—	38,090

(1)
This amount is reported in the “All Other Compensation” column of the Summary Compensation Table for 2012.  The figures shown for each executive includes catch up contributions made in 2012 attributable to service rendered in 2010 and 2011. The amounts included for 2011 for Messrs. Hunter, Franklin, Stafford, Heinzmann and Ferbert were $65,965, $29,085, $16,296, $16,575 and $10,204, respectively. The amounts included for 2010 for Messrs. Hunter, Franklin, Stafford and Heinzmann were $24,190, $9,794, $3,410 and $3,922, respectively.

(2)
This represents interest earnings credited to the executive’s account in the Supplemental Plan. Interest earnings credited to these accounts are derived from the actual returns on the investment options available via the 401(k) Plan, and the allocation the executives make amongst those qualified plan investment options. Given that these investment options are available to all employees participating in the non-discriminatory, tax-qualified 401(k) Plan, the interest earnings credited to the Supplemental Plan are not considered to be above market and, thus, do not need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

For Mr. Franklin, this also includes interest earnings credited to his SERP account. Interest earnings were credited in 2012 to this account at a rate of 0.75% per annum. None of the interest earnings credited in 2012 were in excess of the amount of interest earnings that would have been credited in 2012 had the interest crediting rate been equal to 120% of the long-term, annual Applicable Federal Rate published by the Internal Revenue Service for December 2012 (2.89%). As such, none of the interest earnings credited to Mr. Franklin’s SERP account in 2012 need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(3)
This amount includes a SERP account balance of $1,734,872, which is comprised of no contribution by Mr. Franklin, $1,190,604 of Company contributions and $544,268 of interest earnings.  The amounts reported as compensation for Mr. Franklin in the “All Other Compensation” column and the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2012, 2011, and 2010, are all $0. As of December 29, 2012, Mr. Franklin is 100% vested in his SERP account balance.

We continue to maintain the SERP, a non-qualified deferred compensation plan that was terminated effective December 31, 2009 until all benefits that are due to participants are paid out.  The SERP was a legacy plan that was closed to new participants several years ago. The plan was intended to provide supplemental retirement benefits to enable us to attract and retain executives.  Mr. Franklin is the only named executive officer who is a participant in the SERP.  Upon his termination or retirement, benefits would generally be paid as a lump sum as soon as administratively feasible following a six month deferral period as required by Section 409A.  No new SERP benefits can be earned on or after December 31, 2009, other than certain change of control benefits described below and annual interest to be credited based on the five-year Treasury constant maturity rate until the accounts are distributed.

The SERP is an unfunded plan with a notional account maintained for each participant.  Before the SERP was terminated, an allocation was made on December 31 of each year to each active participant’s notional account. The amount of the allocation was the amount necessary to fully fund the participant’s target benefit (described below) by December 31 of the year ending coincident with or immediately preceding his attainment of age 62, the normal retirement date under the SERP. In addition to this annual allocation, on December 31 of each year, each active participant’s notional account was credited with interest of 8.00% of the account balance as of the previous December 31.

The target benefit under the SERP was 65% of the participant’s final average compensation, prorated if the participant’s projected years of service until his normal retirement date was less than 12 years, and offset by (a) the benefits attributable to employer contributions under any qualified retirement plans maintained by us and (b) 50% of the participant’s estimated Social Security retirement benefit. With regard to offset (a), the benefit was projected to the participant’s normal retirement date and converted to a joint and 50% survivor annuity. “Final average compensation” was the average annual compensation paid to the participant by us during the five consecutive calendar year period preceding his termination of employment.

On October 9, 2009, the Company adopted the Supplemental Plan for certain U.S. management employees, including the named executive officers. The Supplemental Plan is a non-qualified defined contribution retirement plan that allows participants to plan for retirement by deferring up to 90% of their annual eligible pay to the Supplemental Plan.  For more information about the Supplemental Plan, please see the section entitled “Compensation Discussion and Analysis-Post-Employment Compensation - Retirement Plans”.

Post-Employment Compensation

Upon the termination of employment of a named executive officer, that officer may be entitled to additional benefits or payments beyond those provided under our benefit plans, depending on the event triggering the termination.  The events that would trigger a named executive officer’s entitlement to additional benefits or payments, and the estimated value of these additional benefits or payments, are described in the following table. The table has been prepared assuming a termination date and, where applicable, a change of control date, of December 29, 2012, the last day of our 2012 fiscal year, and a stock price of $59.97 per share, which was the closing price of our common stock on December 28, 2012 (the last trading day of fiscal year 2012):

	Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause		Voluntary Resignation other than for Good Reason or Involuntary Termination for Cause		Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause within 2 years of a Change of Control		Death		Disability		Retirement
Gordon Hunter	$4,074,780	(1)	$1,932,013	(5)	$10,783,906	(2)	$6,807,066	(3)	$4,740,762	(4)	$1,932,013	(5)
Philip G. Franklin	$2,004,843	(5)	$2,004,843	(5)	$4,940,201	(2)	$3,849,745	(3)	$2,730,403	(4)	$2,004,843	(5)
Ryan K. Stafford	$49,699	(5)	$49,699	(5)	$2,051,644	(2)	$1,592,846	(3)	$630,626	(4)	$49,699	(5)
David W. Heinzmann	$51,507	(5)	$51,507	(5)	$2,244,689	(2)	$1,511,468	(3)	$616,775	(4)	$51,507	(5)
Dal Ferbert	$38,090	(5)	$38,090	(5)	$1,803,757	(2)	$1,216,119	(3)	$475,626	(4)	$38,090	(5)

(1)
The figure shown represents one year of annual base salary, one year Annual Incentive Plan target bonus, the cost of one year of continued coverage under our group health, dental and life insurance plans, the cost of outplacement services (at the maximum of $25,000) and 100% of the value of Mr. Hunter’s Supplemental Plan account as of December 29, 2012. Mr. Hunter is 100% vested in his Supplemental Plan account balance, and is entitled to this amount upon death or disability, at retirement, upon any resignation from the Company, or if his employment is terminated, involuntarily or voluntarily,  by the Company with or without cause.  In addition, Mr. Hunter is entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his termination, which for 2012 would be $725,706. These additional benefits and payments are conditioned upon Mr. Hunter signing a waiver and release of claims agreement.

(2)
The figure shown represents two years of annual base salary (three years for Mr. Hunter), two times (three times for Mr. Hunter) the greater of the average Annual Incentive Plan bonuses for the three years 2009 through 2011 (with the 2009 bonus assumed to have been equal to the target for the year) and the Annual Incentive Plan target bonus for 2012, the value of all unvested options, all unvested restricted stock and all unvested restricted stock units, the cost of two years of continued coverage under our group health plan with a tax gross-up, the cost of outplacement services for up to two years (15% of annual base salary is assumed), the full value, as of December 29, 2012, of the named executive officer’s Supplemental Plan account and the greatest of the average Annual Incentive Plan bonuses for the three years 2009 through 2011 (with the 2009 bonus assumed to have been equal to the target for the year),  the Annual Incentive Plan target bonus for 2012, and the Annual Incentive Plan bonus for 2012 based on performance. The full SERP account balance as of December 29, 2012 is included in the figure shown for Mr. Franklin. If the resulting severance total is above the threshold which triggers an excise tax, the severance total is reduced to the level most favorable to the executive on an after-tax basis. In addition to the above additional benefits and payments, the named executive officer is no longer bound by any non-compete agreements.

(3)
The figure shown represents life insurance coverage equal to three times annual base salary, the value of all unvested options, the value of a  pro-rata portion of all unvested restricted stock and all unvested restricted stock units, and the full value, as of December 29, 2012, of the named executive officer’s Supplemental Plan account.  In addition, Mr. Hunter is entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his death, which for 2012 would be $725,706.  For Mr. Franklin, the figure shown also includes the full value as of December 29, 2012 of his SERP account.

(4)
The figure shown represents the value of all unvested options, the value of a pro-rata portion of all unvested restricted stock and all unvested restricted stock units, and the full value, as of December 29, 2012, of the named executive officer’s Supplemental Plan account.  In addition, Mr. Hunter is entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his disability, which for 2012 would be $725,706.  For Mr. Franklin, the figure shown also includes the full value as of December 29, 2012 of his SERP account.

(5)
The figure shown represents 100% of the value of the named executive officer’s Supplemental Plan account, as of December 29, 2012. The named executive officer is 100% vested in his Supplemental Plan account and is entitled to payout of his account balance regardless of the reason for termination. In addition, for Mr. Franklin, the figure shown includes 100% of the value of Mr. Franklin’s SERP account as of December 29, 2012.  Mr. Franklin is 100% vested in his SERP account and is entitled to this amount at retirement, upon any resignation from the Company, or if his employment was involuntarily terminated by the Company without cause or violated the non-compete provisions.  If Mr. Franklin was terminated by the Company for cause or he violated the non-compete provisions in the SERP, he would forfeit the amount of the SERP account.

Employment Agreements

We have not entered into an employment agreement with any named executive officer, other than Mr. Hunter.  Mr. Hunter’s employment agreement is discussed in the section entitled “Gordon Hunter’s Employment Agreement Post-Employment Provisions.”  Accordingly, the named executive officers (other than Mr. Hunter) are generally not entitled to payments and benefits on termination of employment, except to the extent provided in a compensatory plan or their Change of Control Agreements (which are discussed in the section entitled “Change of Control Agreements Post-Employment Provisions”).

Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause

Other than as provided for below or in Mr. Hunter’s employment agreement (as described in “Gordon Hunter’s Employment Agreement Post-Employment Provisions” below), the named executive officers are not entitled to any benefits or payments (beyond those provided under our benefit plans) in the event of their voluntary resignation for good reason or their involuntary termination other than for cause except in certain cases, as described below, in connection with a change of control.  Supplemental Plan account balances are at all times 100% vested, and each named executive officer is entitled to receive his Supplemental Plan account balance upon his voluntary resignation for good reason or involuntary termination other than for cause. As of December 29, 2012, Mr. Franklin is 100% vested in his SERP account balance.  Mr. Franklin is entitled to his SERP account at retirement, upon any resignation from the Company, or if his employment is involuntarily terminated by us without cause.  Benefits are paid as a lump sum as soon as administratively feasible following a six month deferral period as required by Section 409A.  If Mr. Franklin is terminated by us for cause or competes with us within two years after termination (other than following a change of control), he will forfeit his SERP benefit.

Voluntary Resignation other than for Good Reason or Involuntary Termination for Cause

Other than as provided for below, none of the named executive officers are entitled to any benefits or payments (beyond those provided under our benefit plans) in the event of their voluntary resignation other than for good reason or their involuntary termination for cause. Supplemental Plan account balances are at all times 100% vested, and each named executive officer is entitled to receive his Supplemental Plan account balance upon his voluntary resignation othr than for good reason or involuntary termination for cause. As of December 29, 2012, Mr. Franklin is 100% vested in his SERP account balance.  Mr. Franklin is entitled to the vested portion of his SERP account at retirement, upon any resignation from the Company, or if his employment was involuntarily terminated by us without cause.  Benefits are paid as a lump sum as soon as administratively feasible following a six month deferral period as required by Section 409A.  If Mr. Franklin is terminated by us for cause or competes with us within two years after termination (other than following a change of control), he will forfeit his SERP benefit.

Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause within two years following a Change of Control

The named executive officers are entitled to additional benefits and payments (beyond those provided under the benefit plans covering all of our salaried employees) in the event of their voluntary termination for good reason or their involuntary termination other than for cause within two years following a change of control.  The additional benefits and payments they are entitled to are described in the section entitled “Change of Control Agreements Post-Employment Provisions”.

Death

In the event of the death of a named executive officer, he is entitled to a payout under our life insurance plan equal to three times annual base salary.   In addition, any unvested stock options will fully vest, and a pro-rata portion of any unvested restricted stock or restricted stock units will vest and be paid, as described in “Equity-Based Compensation Plans Post-Employment Provisions” below. As described in “Gordon Hunter’s Employment Agreement Post-Employment Provisions” below, Mr. Hunter also is entitled to a pro-rata portion of his bonus, if any, for the year of his death.  Mr. Franklin’s SERP benefit would commence as soon as administratively feasible but no more than 90 days following his death. In addition, each names executive officer is entitled to his Supplemental Plan account balance, with such balance payable as soon as administratively feasible but no more than 90 days following his death.

Disability

In the event a named executive officer becomes disabled, his unvested stock options will fully vest, and a pro-rata portion of any unvested restricted stock or restricted stock units will vest and be paid, as described in “Equity-Based Compensation Plans Post-Employment Provisions” below. As described in “Gordon Hunter’s Employment Agreement Post-Employment Provisions” below, Mr. Hunter is also entitled to a pro-rata portion of his bonus, if any, for the year in which he became disabled. Mr. Franklin’s SERP benefit would commence as soon as administratively feasible but no more than 90 days following the last day of the month on or after his termination due to disability. In addition, each names executive officer is entitled to his Supplemental Plan account balance, with such balance payable as soon as administratively feasible but no more than 90 days following his termination due to disability.

Retirement

As of December 29, 2012, none of the named executive officers had satisfied both the age and service requirements to be eligible for retirement under the equity-based compensation plans. As such, if any of the named executive officers were to terminate employment, they would not be eligible for any accelerated vesting under the equity-based compensation plans. With respect to the Pension Plan, Messrs. Franklin and Ferbert have satisfied the age and service requirements to be eligible for Early Retirement under the Pension Plan, and, therefore, are currently eligible for immediate commencement of benefits under the Pension Plan, if they were to terminate employment. Other than Messrs. Franklin Ferbert, none of the other named executive officers had satisfied both the age and service requirements to be eligible for Early Retirement under the Pension Plan. As such, other than Messrs. Franklin and Ferbert, if any of the named executive officers were to terminate employment, they would not be eligible for Early Retirement under the Pension Plan. With regard to the SERP, Mr. Franklin is the only named executive officer eligible to participate in the plan. Mr. Franklin is 100% vested.  If he were to terminate employment and retain his right to a benefit because he was not terminated by us for cause and did not compete with us within two years after termination, the benefit would be paid as a lump sum as soon as administratively feasible following a six month deferral period, as required by Section 409A.  Supplemental Plan account balances are at all times 100% vested, and each named executive officer is entitled to receive his Supplemental Plan account balance upon his retirement; the benefit would be paid as a lump sum as soon as administratively feasible following a six month deferral period, as required by Section 409A.

Equity-Based Compensation Plans Post-Employment Provisions

The Littelfuse, Inc. Equity Incentive Compensation Plan (the “Equity Plan”) governs equity grants made in years prior to 2010, and under the provisions of the plan equity grants vest ratably over a period of four years, except in the event of death, “total disability” or “eligible retirement” and upon a “change in control,” as such terms are defined in the plan.  Upon any such termination of employment or change in control, all of the participant’s unvested stock options become 100% vested, and the stock option holder may exercise his or her vested stock options (including those which become vested as described above) until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months after the change in control or date of termination (12 months in the case of death or termination following a change in control). Upon a change in control, all of the participant’s unvested shares of restricted stock under the Equity Plan become 100% vested, however, in the event of death, “total disability” or “eligible retirement”, only a pro-rata portion of the participant’s unvested shares of restricted stock will vest, with all other unvested shares being forfeited. Under all other termination of employment events, all unvested stock options and shares of restricted stock are forfeited upon termination and the holder has three months after termination to exercise his or her stock options which were vested immediately prior to termination.

For the purposes of the Equity Plan”, “disability” is defined as the permanent inability, as a result of accident or sickness, to perform any and every duty pertaining to a participant’s occupation or employment for which the participant is suited by reason of previous training, education, and experience.  For the purposes of these plans, “eligible retirement” means the date upon which an employee, having attained an age of not less than 62, terminates employment with us and our subsidiaries, provided that such employee has been employed by us or any of our subsidiaries for at least five years prior to termination.  As defined under these plans, a “change in control” occurs upon any of the following: (1) a business combination in which our stockholders prior to the combination do not continue to own, directly or indirectly, more than 51% of the equity of the combined entity; (2) a change in ownership of 45% or more of our assets; (3) our liquidation; (4) certain acquisitions by any person becoming the beneficial owner of 40% or more of our outstanding stock or of the total voting power of our outstanding securities; and (5) the election or appointment during a 12-month period of new members to the Board, such that the new members of the Board constitute a majority of the Board and whose appointment or election was not previously endorsed by a majority of the Board.

The Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) governs equity grants made in years 2010 and later, and under the provisions of the plan equity grants vest ratably over a period of three years, except in the event of death or “total disability”, and upon a “change in control,” as such terms are defined in the plan.

Options granted in 2012 under the Long-Term Plan vest at the rate of 1/3 per year on each of the first three anniversaries of the grant date.  In addition, the options automatically become fully vested upon the holder’s termination of employment due to death or “disability” or within two years following a “change in control.”  Upon any such termination of employment, the stock option holder may exercise his or her vested stock options (including those which become vested as described above) until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months after the date of termination (12 months in the case of death).  If the employment of the holder, terminates by reason of “eligible retirement,” the options will continue to vest and remain exercisable for the same periods, as if the holder were still employed.  Under all other termination of employment events, all unvested stock options are forfeited upon termination and the holder has three months after termination to exercise his or her stock options which were vested immediately prior to termination (unless the holder is terminated for cause, in which case the options will no longer be exercisable effective immediately upon the holder’s termination date).

Grants of restricted stock units made under the Long-Term Plan vest at the rate of 1/3 per year on each of the first three anniversaries of the grant date.  Unvested restricted stock units are generally forfeited upon the recipient’s termination of employment.  However, if a recipient terminates employment due to death or “disability” (as described below), then a pro rata portion of his or her unvested restricted stock units may become vested based on the recipient’s prior service with the Company.  Any unvested restricted stock units will automatically fully vest if an event occurs that constitutes a “change in control.”

For purposes of the Long-Term Plan, “disability” has the same meaning as in the holder’s award agreement or employment, change in control or similar agreement in effect between the holder and the Company. If no such definition exists, then “disability” generally means the inability to engage in substantial gainful activity or receipt of income replacement benefits under our (or our subsidiary’s) accident and health plan for at least three months, in either case, because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.  “Change in control” under the Long-Term Plan generally means the first to occur of (1) certain acquisitions by any person becoming the owner of more than 50% of the Company, by vote or by value, (2) certain acquisitions (other than as described in (1)) by any person becoming the owner of 30% or more of the total voting power of Company stock within a 12 month period, (3) replacement of a majority of the Board within a 12 month period by directors whose appointment or election is not previously endorsed by the then majority of the Board or (4) certain acquisitions of 40% or more of the Company’s assets.  The definition of “eligible retirement” under the Long-Term Plan is substantially similar to the definition from the Original Equity Plan set forth above.

Gordon Hunter’s Employment Agreement Post-Employment Provisions

If the employment of Mr. Hunter is terminated for cause or if Mr. Hunter terminates his employment other than for good reason, his employment agreement provides that he is entitled to receive his compensation and benefits accrued up to the date of termination.  For purposes of the agreement, “cause” means (1) a willful failure to perform in accordance with the direction of the Board (other than by reason of disability), or gross negligence in the performance, of his material duties and responsibilities to the Company or any of its affiliates; (2) certain breaches of responsibilities under the employment agreement; (3) a conviction of, or the plea of guilty or no contest to, a felony; (4) conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; or (5) other conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its affiliates.  For purposes of the agreement, “good reason” means (1) a material breach of the agreement by us not cured within 30 days after written notice by Mr. Hunter to us; or (2) without Mr. Hunter’s written consent: (a) any change in title or any material diminution of duties or authority; (b) assignment of duties materially inconsistent with duties in effect on the date of the agreement; (c) any change in the reporting structure of the Company; or (d) any requirement that Mr. Hunter relocate his principal residence as in effect on the effective date of the agreement or office other than at our headquarters offices.

If Mr. Hunter’s employment terminates due to death or disability, his employment agreement provides that he is entitled to receive his compensation and benefits accrued up to the date of termination plus his annual incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination.

If Mr. Hunter’s employment is terminated by us other than for cause, or he terminates his employment for good reason, his employment agreement provides that Mr. Hunter is entitled to receive his compensation and benefits accrued up to the date of termination.  In addition, provided Mr. Hunter executes (and does not revoke) a release of claims agreement, we will:  (1) continue to pay him his base salary during the 12 months following the date of termination at the rate in effect on the date of termination; (2) pay him a severance payment in 12 equal monthly installments equal to his annual incentive bonus at target; (3) if Mr. Hunter elects to exercise his rights under Section 4980B of the Code and applicable state laws (“COBRA”) to continue his Company sponsored group health and dental plan benefits, subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost for Mr. Hunter and his eligible dependents (provided they are entitled to receive such participation under applicable law and plan terms) for up to 12 months; (4) pay him an incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination; (5) subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost of Mr. Hunter’s participation in our group life insurance plan (provided he is entitled to continue such participation under applicable law and plan terms) for up to 12 months; and (6) pay up to $25,000 for costs and expenses of outplacement services provided we receive applicable and timely documentation of such costs and expenses.  The above payments may be delayed for up to six months to the extent required by Section 409A.

The agreement also contains certain covenants, including a confidentiality provision which applies perpetually (except for disclosures required by law or in the performance of his duties), a covenant not to compete with the Company for 12 months following termination of employment, and a covenant not to solicit Company employees or other service providers for 12 months following termination of employment.

The foregoing description of the terms of Mr. Hunter’s employment agreement is qualified in its entirety by reference to the employment agreement as set forth on Exhibit 10.2 to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

Change of Control Agreements Post-Employment Provisions

On December 16, 2011, we entered into change of control agreements, effective as of January 1, 2012, with each of our named executive officers.

All of our named executive officers had prior change of control agreements, which by their terms expired on December 31, 2011, that contained substantially the same material terms and conditions, except that the new change of control agreements: (i) eliminate the gross-up payment that would have been due if an excise tax was imposed on certain change of control payments and benefits (i.e., parachute payments), providing instead that we either reduce the amount payable to the named executive officer so that the excise tax is avoided, or pay the amounts in full with the excise tax imposed, whichever results in the greater after-tax benefit to the named executive officer; (ii) modify the manner in which the minimum bonus payable to a named executive officer following a change of control is calculated; (iii) modify the manner in which the bonus is calculated for purposes of the lump-sum severance payable to a named executive officer upon a termination following a change of control; (iv) modify the manner in which the lump-sum cash payment, payable to a named executive officer following a termination of employment, is calculated; and (v) increase Mr. Hunter's lump sum severance payment multiple from two to three times base salary.

Under the agreements, a “change of control” is triggered upon (1) certain acquisitions by any person becoming the beneficial owner of more than 50% of our outstanding stock or of the total voting power of our outstanding securities, (2) persons acquiring ownership of 30% or more of the total voting power of our outstanding securities during a 12-month period, (3) the replacement of a majority of the members of the Board during a 12-month period by directors whose appointment or election was not previously endorsed by a majority of the Board or (4) certain acquisitions of at least 40% of our assets during a 12-month period.

If a change of control occurs at any time on or before December 31, 2014, we have agreed to continue to retain the services of Messrs. Hunter, Franklin, Stafford, Heinzmann and Ferbert, and each of them has agreed to remain in our service, for two years after the occurrence of the change of control (the “Service Period”). During the Service Period, we will provide them with: (i) base compensation that is no less than 12 times the highest base salary provided to them during the twelve months prior to the change of control, (ii) fringe benefits, reimbursement of business expenses, paid vacation time and office support at levels no less than provided to them during the 120 days prior to the change of control, (iii) annual bonuses that shall be the greater of (a) the average of the named executive officer’s annual bonus for the three years prior to the change of control or (b) the target bonus amount applicable to the named executive officer for the fiscal year in which the change of control occurs, and (iv) health and welfare benefits and savings and retirement opportunities generally no less favorable, in the aggregate, than the plans in effect during the 120 days prior to the change of control or those provided after the change of control to other peer executives of the Company if more favorable.  The material terms of each change of control agreement are the same for each named executive officer, except that Mr. Hunter’s lump sum severance payment shall be calculated, in part, by multiplying his annual base salary times three.

In the event that we terminate the services of Messrs. Hunter, Franklin, Stafford, Heinzmann and Ferbert during the Service Period other than for cause, death or disability, or if any of them terminate their service for good reason, they will be entitled to the following payments and benefits in addition to certain accrued amounts:

(1)           a lump sum payment equal to two times (three times in the case of Mr. Hunter)  his annual base salary and the greater of: (i) the average of the executive’s annual bonus for the three years prior to termination from service or (ii) the target bonus amount applicable to the executive for the fiscal year in which the termination occurs, plus a pro-rata amount equal to the greatest of such named executive officer’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years for the three years prior to the termination date;

(2)            during the two years following termination, reimbursement of the premium cost in excess of the normal active employee rate for his peer group to continue group medical benefits for him and his family under COBRA (or reimbursements of excess individual insurance policy costs, if COBRA is not available) plus any tax gross-up attributable to this amount;

(3)           for a period of up to two years after termination, or until the executive accepts employment with any third party, reasonable outplacement services to the executive for the purpose of assisting him with seeking new employment;

(4)           any option or right granted to the executive under any of our equity-based plans will be exercisable by the executive until the earlier of the date on which the option or right terminates in accordance with the terms of its grant or the expiration of 12 months after the date of termination; and

(5)           the payment or provision of other amounts or benefits required to be paid under any of our plans, programs, policies, practices, contracts or agreements;

For purposes of the change of control agreements, “cause” means (1) the willful and continued failure by an executive to substantially perform his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes that an executive has not substantially performed his duties and such failure is not cured within 60 calendar days after receipt of such written demand; or (2) the willful engaging by an executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.  For purposes of the agreements, “good reason” means (1) an executive is not elected to, or is removed from, any elected office that such executive held immediately prior to a change of control; (2) the assignment to an executive of any duties materially inconsistent in any respect with such executive’s position, authority, duties or responsibilities, or any other action by us which results in a diminution in such position, authority, duties or responsibilities; (3) any failure by us to comply with any of the provisions of the change of control agreement other than certain isolated, insubstantial and inadvertent failures not occurring in bad faith which are remedied; (4) requiring an executive to travel on business to a substantially greater extent than required immediately prior to the change of control; or (5) any purported termination of an executive’s service other than as expressly permitted under the agreements, in all cases provided the executive provides at least 90 days notice and allows us at least 30 days to cure.

If the executive’s service is terminated by reason of his death or disability during the Service Period, in addition to any accrued amounts due to the named executive officer for services prior to separation, we will pay to the executive or his legal representative: (i) an amount equal to the greatest of such executive’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the date of termination or (c) average annual bonus for the last three fiscal years prior to the termination date, pro-rated for service through date of termination, plus (ii) any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements, which will include, in the case of death, benefits at least equal to the most favorable benefits provided by us to the estates and beneficiaries of peer executives and which will include, in the case of disability, disability and other benefits at least equal to the most favorable of those generally provided by us to disabled named executive officers and/or their families.

If the executive is terminated for cause during the Service Period, we will pay to the executive any accrued but unpaid base salary due to the executive for services prior to termination, plus any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.

If the executive is terminated voluntarily without good reason during the Service Period, we will pay to the executive any accrued amounts due to the executive for services prior to termination, plus: (i) an amount equal to the greatest of such executive’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the for the year in which the termination occurs based on performance through the date of termination or (c) average annual bonus for the last three fiscal years prior to the termination date, pro-rated for service through the termination date, and (ii) any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.

The foregoing descriptions of the change of control agreements are qualified in their entirety by reference to the agreements as set forth as exhibits to our Form 10-K for our fiscal year ended December 31, 2011.

Pension Plan Post-Employment Provisions

The Pension Plan does not distinguish between voluntary resignations (for good reason or otherwise) and involuntary terminations (for cause or otherwise).  The Pension Plan also offers no special provisions for terminations due to a change of control. Participants earn the nonforfeitable right to their Pension Plan benefits upon completing five years of service, and, upon any termination thereafter, will be entitled to receive a distribution of their benefits (subject to reduction if the participant terminates prior to his normal retirement date, which is 65 or, if later, completion of five years of service). The Pension Plan was amended, effective April 1, 2009, to freeze participants’ accrued benefits as of April 1, 2009, such that no new benefits can be earned on or after April 1, 2009. Generally, no new participants are permitted to join the Pension Plan on or after this freeze date.

SERP Post-Employment Provisions

As of December 29, 2012, Mr. Franklin was the only named executive officer eligible to participate in the SERP, and we terminated the SERP effective as of December 31, 2009, so no other named executive officer will become a participant in the future. Mr. Franklin’s SERP benefit is fully vested. If his employment terminates (and he does not forfeit his benefit because we terminated him for cause or he becomes employed by a competitor within two years after his termination (other than following a change of control)), Mr. Franklin’s benefit would be paid to him six months after he terminates employment.

Certain Relationships and Related Transactions

In February 2007, the Board adopted the Littelfuse, Inc. Policy on Related Person Transactions. This written policy provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below).  The Chair of the Nominating and Governance Committee has been delegated the authority to act between Committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

“Related Person” is defined as:  (1) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or a nominee to become a director of Littelfuse; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner; (4) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner; (5) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (6) any charitable or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Our General Counsel and Vice President, Human Resources assesses for purposes of the policy whether a proposed transaction is a Related Person Transaction and must be approved by the Nominating and Governance Committee.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to previously approved Related Person Transactions.  The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to:  (1) the benefits to the Company; (2) the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; and (5) the terms available to unrelated third parties or to employees generally.  The Nominating and Governance Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, our best interests and the best interest of our stockholders, as the Nominating and Governance Committee determines in good faith.

We did not enter into any Related Person Transactions in 2012.

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate by reference filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.

The Audit Committee oversees our financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 29, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed the audited financial statements with the independent auditors and discussed the matters requiring discussion pursuant to Statement on Auditing Standards No. 61.  In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and letter received by the Audit Committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding the independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits.  The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.  The Audit Committee held six meetings during fiscal 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2012 for filing with the SEC.  The Audit Committee and the Board also have recommended, subject to stockholder approval and ratification, the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 28, 2013.

Audit Committee: Anthony Grillo (Chairman) John E. Major Cary T. Fu

Proposal No. 2

Approval and Ratification of
Appointment of Independent Auditors

Subject to approval of the stockholders, the Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 28, 2013.  The stockholders will be asked at the meeting to approve and ratify such appointment.  A representative of Ernst & Young LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders’ questions.

The Board of Directors recommends that the stockholders vote FOR the approval and ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 28, 2013.

Audit and Non-Audit Fees

The following table presents the approximate fees for professional audit services rendered by Ernst & Young LLP for the audit of our financial statements for the fiscal years ended December 31, 2011 and December 29, 2012, as well as the approximate fees billed for other services rendered by Ernst & Young LLP:

	2012	2011
Audit fees (1)	$1,375,418	$1,176,399
Audit-related fees (2)	258,000	128,009
Tax advisory services (3)	126,938	148,211
Other (4)	2,500	2,500
Total	$1,762,856	$1,455,119

(1)	Includes fees related to U.S. GAAP audit and statutory audits of foreign subsidiaries, including audit work relating to certain tax reorganizations.

(2)	Includes fees related to audits of employee benefit plans and acquisition-related due diligence during 2012.

(3)	Includes fees related to tax and transfer pricing advice and compliance in each year.

(4)	Includes fees related to access to an on-line accounting research tool in each year.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence.  The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit, statutory audits at foreign locations, quarterly reviews and tax services.  The Chairman of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval for services that have not been previously pre-approved, but he must report the pre-approval at the next meeting of the Audit Committee.  The Audit Committee has considered the role of Ernst & Young LLP in providing services to us and has concluded that such services are compatible with such firm’s independence.

Proposal No. 3

Advisory Vote on Compensation of Named executive officers

In connection with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 16 above), the compensation tables (beginning on page 30 above), and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies.

Executive Compensation Vote

We believe that our executive compensation program has been effective in aligning the interests of stockholders and executives, incentivizing the accomplishment of corporate goals, and attracting and retaining talented executives.  In deciding how to vote on this Say-on-Pay proposal, please consider the following factors regarding our compensation program, which are described in detail in this Proxy Statement under the heading “Executive Compensation — Compensation Discussion and Analysis”:

●	We align executive and stockholder interests by providing short and long-term incentives linked to operating performance;
●	An executive’s cash compensation correlates with his or her individual contribution and performance;
●	An executive’s compensation is based, in part, on our need to attract and retain the most talented industry leaders; and
●	An executive’s compensation is based, in part, on the practices of peers in our industry and other comparable companies.

Our Board of Directors, therefore, urges you to approve the compensation of our named executive officers by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this Proxy Statement.”

Vote Required

The affirmative vote of the holders of the majority of the shares represented at the meeting and who are entitled to vote on, and who vote for, against, or expressly abstain, is required to approve the resolution.  As an advisory vote, this Say-on-Pay proposal is not binding. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers. The Board of Directors has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board of Directors modifies this policy, the next say-on-pay vote will be held at our 2014 annual meeting of stockholders.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

Compensation Plan Information

Information about our equity compensation plans that were either approved or not approved by our stockholders is as follows (as of December 29, 2012):

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	788,450	$40.53	1,432,990
Equity compensation plans not approved by security holders	—	$—	—
Total	788,450	$40.53	1,432,990

Stockholder Proposals

Stockholder Proposals for Inclusion in the 2014 Proxy Statement.    Any proposal of a stockholder that is intended to be presented by such stockholder at our 2014 annual meeting must be received at our principal executive offices, in writing, by November 14, 2013 in order to be considered for inclusion in our 2014 Proxy Statement and the form of proxy relating to our 2014 annual meeting. All proposals should be submitted, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at O’Hare Plaza, 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2013 Annual Meeting.    Stockholders of record who do not submit a proposal for inclusion in our proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2014 annual meeting, must provide advance written notice to us in accordance with our bylaws.  Our bylaws require that in order to nominate persons to our Board or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to our Corporate Secretary, which notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day (February 25, 2014 for the 2014 annual meeting of stockholders) nor earlier than the close of business on the 90th day prior (January 26, 2014 for the 2014 annual meeting of stockholders) to the first anniversary of the preceding year’s annual meeting of stockholders.  In the event that the date of the annual meeting to which such stockholder’s notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.  In the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.  The stockholder’s notice must contain detailed information specified in our bylaws and should be addressed to our Corporate Secretary at O’Hare Plaza, 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices.

As to any proposal that a stockholder intends to present to stockholders without inclusion in our Proxy Statement for our 2014 annual meeting of stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our corporate secretary at the address above by February 25, 2014.

The chairman of the 2014 annual meeting may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

Other Matters

As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement.

By order of the Board of Directors,

Mary S. Muchoney Secretary
March 14, 2013

FORM OF PROXY

Littelfuse®

Expertise Applied | Answers Delivered

LITTELFUSE, INC.
O'HARE PLAZA
8755 W. HIGGINS ROAD
CHICAGO, IL 60631

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY INTERNET - www.proxyvote.com

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 T. J . Chung
02 Cary T. Fu
03 Anthony Grillo
04 Gordon Hunter
05 John E. Major
06 William P. Noglows
07 Ronald L. Schubel

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
2	Approve and ratify the appointment of Ernst and Young LLP as the Company's independent auditors for the 2013 fiscal year.	☐	☐	☐
3	Approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000157335_1 R1.0.0.51160

LITTELFUSE, INC.

Annual Meeting of Stockholders

Friday, April 26, 2013
9:00 a.m. Central Time

Chicago Marriott O'Hare
8535 W. Higgins Road
Chicago, IL 60631

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Notice & Proxy Statement is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
April 26, 2013

The stockholder(s) hereby appoint(s) Philip G. Franklin and Mary S. Muchoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the ballot, all the shares of Common Stock of Littlefuse, Inc. that the stocholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on April 26, 2013, at the Chicago Marriott O'Hare, 8535 West Higgins Road, Chicago, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE , FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000157335_2 R1.0.0.51160